                                                                    Exhibit 10.6

                                                                  EXECUTION COPY

================================================================================

                                  $250,000,000

                    SENIOR TERM LOAN AND GUARANTEE AGREEMENT

                                      among

                                  GENTEK INC.,
                                  as Borrower,

         The Subsidiaries of GenTek Inc. Parties Hereto, as Guarantors,

              The Several Lenders from Time to Time Parties Hereto,

                                       and

                            BNY ASSET SOLUTIONS LLC,
                             as Administrative Agent

                          Dated as of November 10, 2003

================================================================================

                                TABLE OF CONTENTS

                                                                            Page

SECTION 1.        DEFINITIONS.................................................1

         1.1      Defined Terms...............................................1
         1.2      Other Definitional Provisions..............................15

SECTION 2.        AMOUNT AND TERMS OF LOANS..................................16

         2.1      Loans......................................................16
         2.2      Repayment of Loans.........................................16
         2.3      Fees, etc..................................................16
         2.4      Optional Prepayments.......................................16
         2.5      Mandatory Prepayments......................................16
         2.6      Conversion and Continuation Options........................17
         2.7      Limitations on Eurodollar Tranches.........................17
         2.8      Interest Rates and Payment Dates...........................18
         2.9      Computation of Interest and Fees...........................18
         2.10     Inability to Determine Interest Rate.......................18
         2.11     Pro Rata Treatment and Payments............................19
         2.12     Requirements of Law........................................19
         2.13     Taxes......................................................20
         2.14     Indemnity..................................................22

SECTION 3.        REPRESENTATIONS AND WARRANTIES.............................22

         3.1      Existence; Compliance with Law.............................22
         3.2      Power; Authorization; Enforceable Obligations..............23
         3.3      No Legal Bar...............................................23
         3.4      Litigation.................................................23
         3.5      No Default.................................................23
         3.6      Ownership of Property; Liens...............................23
         3.7      Intellectual Property......................................23
         3.8      Taxes......................................................24
         3.9      Investment Company Act; Other Regulations..................24
         3.10     Subsidiaries...............................................24
         3.11     Accuracy of Information, etc...............................24
         3.12     Security Documents.........................................24
         3.13     Certain Documents..........................................25

SECTION 4.        CONDITIONS PRECEDENT.......................................25

         4.1      Conditions to Closing Date.................................25

SECTION 5.        AFFIRMATIVE COVENANTS......................................27

         5.1      Financial Statements.......................................27
         5.2      Certificates; Other Information............................28
         5.3      Payment of Obligations.....................................28
         5.4      Maintenance of Existence; Compliance.......................29
         5.5      Maintenance of Property; Insurance.........................29
         5.6      Inspection of Property; Books and Records; Discussions.....29

         5.7      Notices....................................................29
         5.8      Environmental Laws.........................................30
         5.9      Additional Collateral, etc.................................30

SECTION 6.        NEGATIVE COVENANTS.........................................32

         6.1      Consolidated Fixed Charge Coverage Ratio...................32
         6.2      Indebtedness...............................................32
         6.3      Liens......................................................33
         6.4      Fundamental Changes........................................35
         6.5      Disposition of Property....................................35
         6.6      Restricted Payments........................................35
         6.7      Capital Expenditures.......................................35
         6.8      Investments................................................36
         6.9      Optional Payments and Modifications of Certain Debt
                   Instruments...............................................36
         6.10     Transactions with Affiliates...............................37
         6.11     Sales and Leasebacks.......................................37
         6.12     Swap Agreements............................................37
         6.13     Changes in Fiscal Periods..................................37
         6.14     Clauses Restricting Subsidiary Distributions...............37
         6.15     Lines of Business..........................................37

SECTION 7.        EVENTS OF DEFAULT..........................................38

SECTION 8.        GUARANTEE..................................................40

         8.1      Guarantee..................................................40
         8.2      Right of Contribution......................................40
         8.3      No Subrogation.............................................41
         8.4      Amendments, etc. with respect to the Obligations...........41
         8.5      Guarantee Absolute and Unconditional.......................41
         8.6      Reinstatement..............................................42
         8.7      Payments...................................................42

SECTION 9.        THE ADMINISTRATIVE AGENT...................................42

         9.1      Appointment................................................42
         9.2      Delegation of Duties.......................................42
         9.3      Exculpatory Provisions.....................................43
         9.4      Reliance by Administrative Agent...........................43
         9.5      Notice of Default..........................................43
         9.6      Non-Reliance on Administrative Agent and Other Lenders.....43
         9.7      Indemnification............................................44
         9.8      Administrative Agent in Its Individual Capacity............44
         9.9      Successor Administrative Agent.............................44

SECTION 10.       MISCELLANEOUS..............................................45

         10.1     Amendments and Waivers.....................................45
         10.2     Notices....................................................46
         10.3     No Waiver; Cumulative Remedies.............................47
         10.4     Survival of Representations and Warranties.................47
         10.5     Payment of Expenses and Taxes..............................47

         10.6     Successors and Assigns; Participations and Assignments.....48
         10.7     Adjustments; Set-off.......................................50
         10.8     Counterparts...............................................51
         10.9     Severability...............................................51
         10.10    Integration................................................51
         10.11    GOVERNING LAW..............................................51
         10.12    Submission To Jurisdiction; Waivers........................51
         10.13    Acknowledgements...........................................52
         10.14    No Requirement of Lender Signatures........................52
         10.15    Releases of Guarantees and Liens...........................52
         10.16    Confidentiality............................................52
         10.17    WAIVERS OF JURY TRIAL......................................53

SCHEDULES:

1.1A     Loans
1.1B     Mortgaged Property
3.2      Consents, Authorizations, Filings and Notices
3.8      Taxes
3.10     Subsidiaries
3.12(a)  UCC Filing Jurisdictions
3.12(b)  Mortgage Filing Jurisdictions
6.2(d)   Existing Indebtedness
6.3(f)   Existing Liens
6.3(n)   Existing Intellectual Property Liens
6.8(i)   Existing Investments
6.10     Affiliate Transactions

EXHIBITS:

A        Form of Security Agreement
B        Form of Pledge Agreement
C        Form of Intercreditor Agreement
D        Form of Compliance Certificate
E        Form of Closing Certificate
F        Form of Assignment and Assumption
G        Form of Legal Opinion of Skadden, Arps, Slate, Meagher & Flom LLP
H        Form of Exemption Certificate

                SENIOR TERM LOAN AGREEMENT (this "Agreement"), dated as of November 10, 2003, among GENTEK INC., a Delaware corporation (the "Borrower"), the Subsidiaries of the Borrower designated as a Guarantor on Schedule 3.10 hereto and which may become a Guarantor pursuant to Section 5.9 (collectively, the "Guarantors"), the several banks and other financial institutions or entities from time to time parties to this Agreement (the "Lenders"), and BNY ASSET SOLUTIONS LLC, a Delaware limited liability company, as administrative agent.

                On October 11, 2002 (the "Petition Date"), the Borrower and certain of its domestic Subsidiaries (collectively, the "Debtors") filed voluntary petitions under Chapter 11 of Title 11 of the United States Code (the "Bankruptcy Code") with the United States Bankruptcy Court for the District of Delaware (the "Bankruptcy Court") and continued in the possession of their assets and in the management of their businesses pursuant to Sections 1107 and 1108 of the Bankruptcy Code.

                On October 7, 2003, the Bankruptcy Court entered an order (the "Confirmation Order") confirming the Joint Plan of Reorganization, dated as of August 28, 2003 (as amended, modified and supplemented prior to the date of the Confirmation Order and as in effect on the date of confirmation thereof pursuant to the Confirmation Order, the "Plan of Reorganization"), proposed by the Debtors.

                In connection with the confirmation and implementation of the Plan of Reorganization, and in partial satisfaction of the Existing Lender Claims (as defined in the Plan of Reorganization), the holders of the Existing Lender Claims have agreed, subject to the terms and conditions hereof, to enter into this Agreement.

                Accordingly, the parties hereto hereby agree as follows:

                             SECTION 1. DEFINITIONS

                1.1 Defined Terms. As used in this Agreement, the terms listed in this Section 1.1 shall have the respective meanings set forth in this
Section 1.1.

                "ABR": for any day, a rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the greatest of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. For purposes hereof: "Prime Rate" shall mean the rate of interest per annum publicly announced from time to time by The Bank of New York as its prime rate in effect at its principal office in New York City (the Prime Rate not being intended to be the lowest rate of interest charged by BONY in connection with extensions of credit to debtors). Any change in the ABR due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective as of the opening of business on the effective day of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

                "ABR Loans": Loans the rate of interest applicable to which is based upon the ABR.

                "Administrative Agent": BNYAS, together with its affiliates, as the administrative agent for the Lenders under this Agreement and the other Loan Documents, together with any of its successors.

                "Affiliate": as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, "control" of a Person means the power, directly or indirectly, either to (a) vote 10% or more of the securities having ordinary voting power for the election of directors (or persons performing similar functions) of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

                "Adjusted Net Earnings from Operations": with respect to any period, the net income of the Group Members after provision for income taxes for such period, as determined in accordance with GAAP on a consolidated basis and reported on the financial statements for such period delivered pursuant to
Section 5.1, excluding any and all of the following included in such net income:
(a) gain or loss arising from the sale of any capital assets; (b) gain or loss arising from any write-up or write-down in the book value of any asset; (c) earnings of any Person, substantially all the assets of which have been acquired by any Group Member in any manner, to the extent realized by such other Person prior to the date of acquisition; (d) earnings of any Person (other than a Subsidiary) in which any Group Member has an ownership interest unless (and only to the extent) such earnings shall actually have been received by any Group Member in the form of cash distributions; (e) earnings of any Person to which assets of any Group Member shall have been sold, transferred or disposed of or into which any Group Member shall have been merged or which has been a party with any Group Member to any consolidation or other form of reorganization, prior to the date of such transaction; (f) gain arising from the acquisition of debt or equity securities of any Group Member or from cancellation or forgiveness of Indebtedness; and (g) gain or loss arising from extraordinary items, as determined in accordance with GAAP, or from any other non-recurring transaction (including restructuring charges).

                "Agreement": as defined in the preamble hereto.

                "Applicable Margin": for each Loan, a rate per annum equal to
(a) 4.5%, in the case of Eurodollar Loans, and (b) 3.5%, in the case of ABR
Loans.

                "Approved Fund": as defined in Section 10.6(b).

                "Asset Sale": any Disposition of property or series of related Dispositions of property (other than Excluded Dispositions) that yields gross proceeds to any Group Member (valued at the initial principal amount thereof in the case of non-cash proceeds consisting of notes or other debt securities and valued at fair market value in the case of other non-cash proceeds) in excess of $3,000,000.

                "Assignee": as defined in Section 10.6(b).

                "Assignment and Assumption": an Assignment and Assumption, substantially in the form of Exhibit F.

                "Bankruptcy Court": as defined in the introductory statement hereto.

                "Benefitted Lender": as defined in Section 10.7(a).

                "Board": the Board of Governors of the Federal Reserve System of the United States (or any successor).

                "BONY": The Bank of New York, a New York banking corporation.

                "BNY": BNY Asset Solutions LLC, a Delaware limited liability company.

                "Borrower": as defined in the preamble hereto.

                "Business Day": a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close, provided, that with respect to notices and determinations in connection with, and payments of principal and interest on, Eurodollar Loans, such day is also a day for trading by and between banks in Dollar deposits in the interbank eurodollar market.

                "Capital Expenditures": for any period, with respect to any Person, any expenditures made or costs incurred by such Person and its Subsidiaries for the acquisition, maintenance or repair of fixed or capital assets (which are required to be capitalized on the balance sheet of such Person in accordance with GAAP), including, without limitation, the incurrence or assumption of any Indebtedness (including, without limitation, Capital Lease Obligations) in respect of such fixed or capital asset, and, without double counting, any payment made in respect of such incurrence or assumption.

                "Capital Lease Obligations": as to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

                "Capital Stock": any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.

                "Cash Equivalents": (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States government or Canada (or any province thereof) or issued by any agency or instrumentality of any of the foregoing and backed by the full faith and credit of the United States or Canada, as applicable, in each case maturing within one year from the date of acquisition; (b) certificates of deposit, time deposits, eurodollar time deposits or overnight bank deposits having maturities of one year or less from the date of acquisition issued by any Lender, by any commercial bank organized under the laws of the United States or any state thereof or by a chartered bank incorporated in Canada having combined capital and surplus of not less than $100,000,000; (c) commercial paper of an issuer organized under the laws of any State of the United States or the District of Columbia (or under the laws of Canada or any province thereof) and rated at least A-2 by Standard & Poor's Ratings Services ("S&P") or P-2 by Moody's Investors Service, Inc. ("Moody's"), or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within one year from the date of acquisition; (d) repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than 90 days, with respect to securities issued or fully guaranteed or insured by the United States government or Canada (or any province thereof) or issued by any agency of any of the foregoing and backed by the full faith and credit of the United States (or Canada, as applicable); (e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody's; (f) securities with maturities of one year or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (b) of this definition; (g) money market mutual or similar funds that invest substantially all of their assets in assets satisfying the requirements of clauses (a) through (f) of this definition; or
(h) money market funds that (i) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, as amended, (ii) are rated AAA by S&P and Aaa by Moody's and (iii) have portfolio assets of at least $5,000,000,000.

                "Closing Date": the date on which the conditions precedent set forth in Section 4.1 shall have been satisfied, which date is November 10, 2003.

                "Code": the Internal Revenue Code of 1986, as amended from time to time.

                "Collateral": all property of the Loan Parties, now owned or hereafter acquired, upon which a Lien is purported to be created by any Security Document.

                "Commonly Controlled Entity": an entity, whether or not incorporated, that is under common control with the Borrower within the meaning of Section 4001 of ERISA or is part of a group that includes the Borrower and that is treated as a single employer under Section 414 of the Code.

                "Compliance Certificate": a certificate duly executed by a Responsible Officer substantially in the form of Exhibit D.

                "Conduit Lender": any special purpose corporation organized and administered by any Lender for the purpose of making Loans otherwise required to be made by such Lender and designated by such Lender in a written instrument; provided, that the designation by any Lender of a Conduit Lender shall not relieve the designating Lender of any of its obligations to fund a Loan under this Agreement if, for any reason, its Conduit Lender fails to fund any such Loan, and the designating Lender (and not the Conduit Lender) shall have the sole right and responsibility to deliver all consents and waivers required or requested under this Agreement with respect to its Conduit Lender, and provided, further, that no Conduit Lender shall (a) be entitled to receive any greater amount pursuant to Section 2.12, 2.13, 2.14 or 10.5 than the designating Lender would have been entitled to receive in respect of the extensions of credit made by such Conduit Lender or (b) be deemed to have any commitment hereunder.

                "Confirmation Order": as defined in the introductory statement hereto.

                "Consolidated Current Assets": at any date, all amounts (other than cash and Cash Equivalents) that would, in conformity with GAAP, be set forth opposite the caption "total current assets" (or any like caption) on a consolidated balance sheet of the Group Members at such date.

                "Consolidated Current Liabilities": at any date, all amounts that would, in conformity with GAAP, be set forth opposite the caption "total current liabilities" (or any like caption) on a consolidated balance sheet of the Group Members at such date, but excluding the current portion of any Funded Debt of the Group Members.

                "Consolidated EBITDA": for any period, Adjusted Net Earnings from Operations, plus, to the extent deducted in the determination of Adjusted Net Earnings from Operations for such period, interest expenses, Federal, state, local and foreign income taxes, depreciation and amortization.

                "Consolidated Fixed Charge Coverage Ratio": for any period, the ratio of (i) Consolidated EBITDA for such period minus Capital Expenditures of the Group Members paid in cash during such period to (ii) Consolidated Fixed Charges for such period.

                "Consolidated Fixed Charges": for any period, on a consolidated basis, without duplication, the sum of (a) all payments and prepayments of principal on Indebtedness (other than of Indebtedness under the Exit Facility Agreement and payments and prepayments under other revolving credit facilities that do not constitute permanent payments under any such facility, whether upon termination of such facility or otherwise, and do not result in a permanent reduction in any revolving credit commitment under any such facility) of any Group Member made or required to be during such period (and, excluding in any event, all payments, prepayments, repurchases and redemptions of Indebtedness under this Agreement made during such period), (b) net cash interest expense of the Group Members for such period and (c) income taxes paid by the Group Members in cash during such period.

                "Consolidated Net Income": for any period, the consolidated net income (or loss) of the Group Members, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded (a) the income (or deficit) of any Person accrued prior to the date it becomes a Subsidiary or is merged into or consolidated with the any Group Member, (b) the income (or deficit) of any Person (other than a Subsidiary) in which any Group Member has an ownership interest, except to the extent that any such income is actually received by such Group Member in the form of dividends or similar distributions and (c) the undistributed earnings of any Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any Contractual Obligation (other than under any Loan Document) or Requirement of Law applicable to such Subsidiary.

                "Consolidated Working Capital": at any date, the excess of Consolidated Current Assets on such date over Consolidated Current Liabilities on such date.

                "Continuing Directors": the directors of the Borrower on the Closing Date, after giving effect to the Plan of Reorganization and the other transactions contemplated hereby, and each other director, if, in each case, such other director's nomination for election to the board of directors of the Borrower is recommended by at least 66-2/3% of the then Continuing Directors.

                "Contractual Obligation": as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

                "Debtors": as defined in the introductory statement hereto.

                "Default": any of the events specified in Section 7, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

                "DIP Facility": the credit facility provided to the Borrower and Noma Company pursuant to the Credit, Guarantee and Security Agreement, dated as of March 21, 2003, among the Borrower, the other Debtors and Noma Company, the lenders from time to time party thereto, and JPMorgan Chase Bank, as administrative agent for such lenders, as may have been amended, supplemented or otherwise modified, together with all instruments and other agreements entered into by the Borrower, any other Debtor or Noma Company in connection therewith.

                "Disclosure Statement": the Disclosure Statement, filed with the Bankruptcy Court on August 28, 2003, as amended, supplemented or otherwise modified prior to the date of the Confirmation Order, describing the Plan of Reorganization and distributed to the Lenders in connection with voting on the Plan of Reorganization.

                "Disposition": with respect to any property, any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition thereof. The terms "Dispose" and "Disposed of" shall have correlative meanings.

                "Dollars" and "$": dollars in lawful currency of the United States.

                "Domestic Subsidiary": any Subsidiary organized under the laws of any jurisdiction within the United States.

                "Effective Date": November 10, 2003, being the date on which the Plan of Reorganization became effective as provided therein.

                "Environmental Laws": any and all laws, rules, orders, regulations, statutes, ordinances, guidelines, codes, decrees, requirements of any Governmental Authority or other Requirements of Law (including without limitation, common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health or the environment, or employee safety, as has been, is now or may at any time hereafter be in effect.

                "Environmental Permits": any and all permits, licenses, approvals, registrations, notifications, exemptions and other authorizations required under any Environmental Law. For purposes of this Agreement, Environmental Permits shall include permits, licenses, approvals, registrations, notifications, exemptions and other authorizations for which renewals/transfers have been filed with the appropriate Governmental Authority on a timely basis under the applicable Environmental Laws.

                "ERISA": the Employee Retirement Income Security Act of 1974, as amended from time to time.

                "Eurocurrency Reserve Requirements": for any day as applied to a Eurodollar Loan, the aggregate (without duplication) of the maximum rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including basic, supplemental, marginal and emergency reserves) under any regulations of the Board or other Governmental Authority having jurisdiction with respect thereto dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as "Eurocurrency Liabilities" in Regulation D of the Board) maintained by a member bank of the Federal Reserve System.

                "Eurodollar Base Rate": with respect to each day during each Interest Period pertaining to a Eurodollar Loan, the rate per annum determined on the basis of the rate for deposits in Dollars for a period equal to such Interest Period commencing on the first day of such Interest Period appearing on Page 3750 of the Telerate screen as of 11:00 A.M., London time, two Business Days prior to the beginning of such Interest Period. In the event that such rate does not appear on Page 3750 of the Telerate screen (or otherwise on such screen), the "Eurodollar Base Rate" shall be determined by reference to such other comparable publicly available service for displaying eurodollar rates as may be selected by the Administrative Agent or, in the absence of such availability, by reference to the rate at which the Administrative Agent is offered Dollar deposits at or about 11:00 A.M., New York City time, two Business Days prior to the beginning of such Interest Period in the interbank eurodollar market where its eurodollar and foreign currency and exchange operations are then being conducted for delivery on the first day of such Interest Period for the number of days comprised therein.

                "Eurodollar Loans": Loans the rate of interest applicable to which is based upon the Eurodollar Rate.

                "Eurodollar Rate": with respect to each day during each Interest Period pertaining to a Eurodollar Loan, a rate per annum determined for such day in accordance with the following formula (rounded upward to the nearest 1/100th of 1%):

                              Eurodollar Base Rate
                -----------------------------------------------
                    1.00 - Eurocurrency Reserve Requirements

provided, however, that if at any time, the Eurodollar Rate as calculated pursuant to the preceding formula is less than 1.50%, the Eurodollar Rate shall, for all purposes under this Agreement, be 1.50%.

                "Eurodollar Tranche": the collective reference to Eurodollar Loans the then current Interest Periods with respect to all of which begin on the same date and end on the same later date.

                "Event of Default": any of the events specified in Section 7, provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

                "Excess Cash Flow": for any fiscal year of the Borrower, the excess, if any, of (a) the sum, without duplication, of (i) Consolidated Net Income for such fiscal year, (ii) the amount of all non-cash charges (including depreciation and amortization) deducted in arriving at such Consolidated Net Income, (iii) decreases in Consolidated Working Capital for such fiscal year,
(iv) the aggregate net amount of non-cash loss on the Disposition of property by the Group Members during such fiscal year (other than sales of inventory in the ordinary course of business), to the extent deducted in arriving at such Consolidated Net Income and (v) amounts paid in respect of liabilities which were deducted in arriving at Consolidated Net Income for a prior period, over
(b) the sum, without duplication, of (i) the amount of all non-cash credits included in arriving at such Consolidated Net Income, (ii) the aggregate amount actually paid by the Group Members in cash during such fiscal year on account of Capital Expenditures and other non-current assets (other than Investments) (excluding the principal amount of Indebtedness incurred in connection with such expenditures), (iii) the aggregate amount of all repayments and prepayments (whether optional, scheduled or mandatory) of Indebtedness made during such fiscal year (other than in respect of any revolving credit facility to the extent there is not an equivalent permanent reduction in commitments thereunder), (iv) increases in Consolidated Working Capital for such fiscal year, and (vi) the aggregate net amount of non-cash gain on the Disposition of property by the Group Members during such fiscal year (other than sales of inventory in the ordinary course of business), to the extent included in arriving at such Consolidated Net Income.

                "Excess Cash Flow Application Date": as defined in Section
2.5(c).

                "Excluded Dispositions": (a) the Disposition of obsolete or worn out property in the ordinary course of business; (b) the sale of inventory in the ordinary course of business; (c) Dispositions permitted by Section 6.4(b)(i); and (d) the sale or issuance of any Subsidiary's Capital Stock to the Borrower or any Subsidiary Guarantor.

                "Excluded Foreign Subsidiary": (a) any Foreign Subsidiary in respect of which either (i) the pledge of all of the Capital Stock of such Subsidiary as Collateral or (ii) the guaranteeing by such Subsidiary of the Obligations, would, in the good faith judgment of the Borrower, result in adverse tax consequences to the Borrower, (b) Noma Company, (c) each Foreign Subsidiary Holding Company and (d) Krone Holding Inc.

                "Exit Facility": the revolving credit facility provided to the Borrower and certain of its Subsidiaries party thereto on the Closing Date pursuant to the Exit Facility Agreement and any refinancings, renewals or extensions thereof in accordance with Section 6.2.

                "Exit Facility Agent": Bank of America, N.A., in its capacity as agent under the Exit Facility Agreement, and any successor agent thereto.

                "Exit Facility Agreement": the Credit Agreement, dated as of the date hereof, among the Borrower, Noma Company, the domestic Subsidiaries of the Borrower from time to time party thereto, the financial institutions named therein, and Bank of America, N.A., as agent and syndication agent, Fleet Capital Corporation, as documentation agent, and Banc of America Securities LLC, as sole book runner and lead arranger, together with all instruments and other agreements entered into by any Group Member in connection therewith, in each case, as in effect on the date hereof and as hereafter amended, supplemented, or otherwise modified from time to time in accordance with Section 6.9 or refinanced, renewed or extended in accordance with Section 6.2.

                "Exit Facility Availability": at any time, the aggregate principal amount available to be borrowed by all the borrowers under the Exit Facility Agreement at such time.

                "Federal Funds Effective Rate": for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day of such transactions received by BONY from three federal funds brokers of recognized standing selected by it.

                "Foreign Subsidiary": any Subsidiary that is not a Domestic Subsidiary.

                "Foreign Subsidiary Holding Company": any Subsidiary of the Borrower engaged in no business other than ownership of Capital Stock of one or more Foreign Subsidiaries or other Foreign Subsidiary Holding Companies.

                "Funded Debt": as to any Person, all Indebtedness of such Person that matures more than one year from the date of its creation or matures within one year from such date but is renewable or extendible, at the option of such Person, to a date more than one year from such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date, including all current maturities and current sinking fund payments in respect of such Indebtedness whether or not required to be paid within one year from the date of its creation and, in the case of the Borrower, Indebtedness in respect of the Loans.

                "GAAP": generally accepted accounting principles in the United States as in effect from time to time, except that for purposes of Section 6.1, GAAP shall be determined on the basis of such principles in effect on the date hereof. In the event that any "Accounting Change" (as defined below) shall occur and such change results in a change in the method of calculation of financial covenants, standards or terms in this Agreement, then the Borrower and the Administrative Agent agree to enter into negotiations in order to amend such provisions of this Agreement so as to reflect equitably such Accounting Changes with the desired result that the criteria for evaluating the Borrower's financial condition shall be the same after such Accounting Changes as if such Accounting Changes had not been made. Until such time as such an amendment shall have been executed and delivered by the Borrower, the Administrative Agent and the Required Lenders, all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Changes had not occurred. "Accounting Changes" refers to changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or, if applicable, the SEC.

                "Governmental Authority": any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization (including the National Association of Insurance Commissioners).

                "Group Members": the collective reference to the Borrower and its Subsidiaries.

                "Guarantee Obligation": as to any Person (the "guaranteeing person"), any obligation, including a reimbursement, counterindemnity or similar obligation, of the guaranteeing Person that guarantees or in effect guarantees, or which is given to induce the creation of a separate obligation by another Person (including any bank under any letter of credit) that guarantees or in effect guarantees, any

Indebtedness, leases, dividends or other obligations (the "primary obligations") of any other third Person (the "primary obligor") in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or
(ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (d) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (x) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (y) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person's maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.

                "Guarantor": each Subsidiary other than (a) any Excluded Foreign Subsidiary, (b) any Subsidiary engaged in no business other than ownership of the Capital Stock of one or more Subsidiaries and (c) any Subsidiary in which less than 80% of the Capital Stock of such Subsidiary is owned directly or indirectly by the Borrower.

                "Immaterial Non-Loan Party": any Non-Loan Party that has total net worth of $1,000,000 or less.

                "Indebtedness": of any Person at any date, without duplication,
(a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than current trade payables incurred in the ordinary course of such Person's business), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Capital Lease Obligations of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party or applicant under or in respect of acceptances, letters of credit, surety bonds or similar arrangements, (g) all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (f) above, (i) all obligations of the kind referred to in clauses (a) through (g) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation, and
(j) for the purposes of Section 7(e) only, all obligations of such Person in respect of Swap Agreements. Any obligation that is economically defeased shall not constitute Indebtedness hereunder.

                "Insolvency": with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

                "Insolvent": pertaining to a condition of Insolvency.

                "Intellectual Property": the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including copyrights, copyright licenses, patents, patent licenses, trademarks, trademark licenses, technology, know-how and processes, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

                "Intercompany Foreign Investments": Investments by any Loan Party in a Non-Loan Party.

                "Intercreditor Agreement": an Intercreditor Agreement executed and delivered by the Borrower, each Guarantor, the Exit Facility Agent and the Administrative Agent, substantially in the form of Exhibit C, as amended, supplemented or otherwise modified from time to time in accordance with its terms.

                "Interest Payment Date": (a) as to any ABR Loan, the first day of each calendar month to occur while such Loan is outstanding and the final maturity date of such Loan, (b) as to any Eurodollar Loan, the first day of each calendar month and (c) as to any Loan, the date of any repayment or prepayment made in respect thereof.

                "Interest Period": as to any Eurodollar Loan, (a) initially, the period commencing on the Closing Date or conversion date, as the case may be, with respect to such Eurodollar Loan and ending one, two, three or six months thereafter, as set forth in Section 2.1 or as selected by the Borrower in its notice of conversion, as the case may be, given with respect thereto; and (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurodollar Loan and ending one, two, three or six months thereafter, as selected by the Borrower by irrevocable notice to the Administrative Agent not later than 11:00 A.M., New York City time, on the date that is three Business Days prior to the last day of the then current Interest Period with respect thereto; provided that, all of the foregoing provisions relating to Interest Periods are subject to the following:

                (i) if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

                (ii) the Borrower may not select an Interest Period that would extend beyond the date final payment is due on the Loans;

                (iii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month; and

                (iv) the Borrower shall select Interest Periods so as not to require a payment or prepayment of any Eurodollar Loan during an Interest Period for such Loan.

                "Investments": as defined in Section 6.8.

                "Lenders": as defined in the preamble hereto; provided, that unless the context otherwise requires, each reference herein to the Lenders shall be deemed to include any Conduit Lender.

                "Lien": any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing).

                "Loan": any loan made by any Lender pursuant to this Agreement, including without limitation, the loans deemed to be made under Section 2.1.

                "Loan Documents": this Agreement, the Security Documents, the Notes, the Intercreditor Agreement and any amendment, waiver, supplement or other modification to any of the foregoing.

                "Loan Parties": each Group Member that is a party to a Loan Document.

                "Material Adverse Effect": (a) a material adverse change in, or a material adverse effect upon, the operations, business, assets, properties, liabilities (actual or contingent), condition (financial or otherwise) or prospects of the Loan Parties and Noma Company, taken as a whole, or of the Group Members, taken as a whole or on the Collateral; (b) a material legal impairment of the ability of any Loan Party to perform under any Loan Document to which it is a party; or (c) a material legal adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party.

                "Material Environmental Loss": (a) costs to the Borrower and/or its Subsidiaries, in the aggregate, for investigative and remedial costs, compliance costs, compensatory damages, natural resource damages, punitive damages, fines, penalties, and (b) any other losses to the Borrower and/or its Subsidiaries, that, in the case of each of the foregoing clauses (a) and (b), in the aggregate would have a Material Adverse Effect, arising out of any Environmental Law or any liabilities or obligations with respect to any Materials of Environmental Concern.

                "Materials of Environmental Concern": any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products, polychlorinated biphenyls, urea-formaldehyde insulation, asbestos, molds, pollutants, contaminants, radioactivity, and any other substances that are regulated pursuant to or could give rise to liability under any Environmental Law.

                "Maturity Date": November 10, 2008.

                "Mortgaged Properties": the real properties listed on Schedule 1.1B, as to which the Administrative Agent for the benefit of the Lenders shall be granted a Lien pursuant to the Mortgages.

                "Mortgages": each of the mortgages and deeds of trust made by any Loan Party in favor of, or for the benefit of, the Administrative Agent or the Lenders, in form and substance reasonably satisfactory to the Administrative Agent.

                "Multiemployer Plan": a Plan that is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

                "Net Cash Proceeds": (a) in connection with any Asset Sale, the proceeds thereof in the form of cash and Cash Equivalents (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received) of such Asset Sale, net of attorneys' fees, accountants' fees, investment banking fees, amounts required to be applied to the repayment of Indebtedness secured by a Lien expressly permitted hereunder on any asset that is the subject of such Asset Sale (other than any Lien pursuant to a Security Document) and other customary fees and expenses actually incurred in connection therewith and net of taxes paid or reasonably estimated to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements) and (b) in connection with any issuance or sale of Capital Stock or any incurrence of Indebtedness, the cash proceeds received from such issuance or incurrence, net of attorneys' fees, investment banking fees, accountants' fees, underwriting discounts and commissions and other customary fees and expenses actually incurred in connection therewith.

                "Non-Excluded Taxes": as defined in Section 2.13(a).

                "Non-Loan Party": a Subsidiary of the Borrower that is not a Loan Party.

                "Non-U.S. Lender": as defined in Section 2.13(d).

                "Notes": the collective reference to any promissory note evidencing Loans.

                "Obligations": the unpaid principal of and interest on (including interest accruing after the maturity of the Loans and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to any Loan Party, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans and all other obligations and liabilities of the Loan Parties to the Administrative Agent or to any Lender, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Loan Document or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including all fees, charges and disbursements of counsel to the Administrative Agent or any Lender that are required to be paid by the Loan Parties pursuant hereto) or otherwise.

                "Original Holder": a Person who holds more than 2.5% of the outstanding common stock of the Borrower as of the date of this Agreement.

                "Other Taxes": any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

                "Participant": as defined in Section 10.6(c).

                "Payment Office": the office of the Administrative Agent specified in Section 10.2 or such other office as may be specified from time to time by the Administrative Agent as its payment office by written notice to the Borrower and the Lenders.

                "PBGC": the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor).

                "Pennsylvania Tort Claim Note": the promissory note, dated the date hereof in the original principal amount of $675,000 issued to the Pennsylvania Tort Claim Representative (as defined in the Plan of
Reorganization) by GenTek Holding Corporation (formerly known as General Chemical Corporation) pursuant to the Plan of Reorganization.

                "Person": an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

                "Petition Date": as defined in the introductory statement hereto.

                "Plan": at a particular time, any employee benefit plan that is covered by ERISA and in respect of which the Borrower or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an "employer" as defined in Section 3(5) of ERISA.

                "Plan of Reorganization": as defined in the introductory statement hereto.

                "Pledge Agreement": the Pledge Agreement to be executed and delivered by each Loan Party, substantially in the form of Exhibit B.

                "Prepetition Credit Agreement": the Credit Agreement, dated as of April 30, 1999, as amended and restated as of August 9, 2000 and as of August 1, 2001, among the Borrower, Noma Company, the several lenders from time to time parties thereto, The Bank of Nova Scotia, as syndication agent, Bankers Trust Company, as documentation agent, and JPMorgan Chase Bank (formerly known as The Chase Manhattan Bank), as administrative agent for such lenders.

                "Register": as defined in Section 10.6(b).

                "Regulation U": Regulation U of the Board as in effect from time to time.

                "Reorganization": with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

                "Reportable Event": any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty day notice period is waived under subsections .27, .28, .29, .30, .31, .32, .34 or .35 of PBGC Reg. Section 4043.

                "Required Lenders": at any time, the holders of more than 50% of the aggregate unpaid principal amount of the Loans then outstanding.

                "Requirement of Law": as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

                "Responsible Officer": the chief executive officer, president, chief financial officer, treasurer or vice president of finance of the Borrower, but in any event, with respect to financial matters, the chief financial officer of the Borrower.

                "Restricted Payments": as defined in Section 6.6.

                "SEC": the Securities and Exchange Commission, any successor thereto and any analogous Governmental Authority.

                "Security Agreement": the Security Agreement to be executed and delivered by each Loan Party, substantially in the form of Exhibit A.

                "Security Documents": the collective reference to the Security Agreement, the Pledge Agreement, the Mortgages and all other security documents hereafter delivered to the Administrative Agent granting a Lien on any property of any Person to secure the obligations and liabilities of any Loan Party under any Loan Document.

                "Single Employer Plan": any Plan that is covered by Title IV of ERISA, but that is not a Multiemployer Plan.

                "Specified Change of Control": so long as an Exit Facility is outstanding and in effect, a "Change of Control" (or any other defined term having a similar purpose) as defined in the Exit Facility Agreement.

                "Subsidiary": as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a "Subsidiary" or to "Subsidiaries" in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower.

                "Swap Agreement": any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of any Group Member shall be a "Swap Agreement".

                "Term Percentage": as to any Lender at any time, the percentage which the aggregate principal amount of such Lender's Loans then outstanding constitutes of the aggregate principal amount of the Loans then outstanding.

                "Test Date": with respect to a Triggering Event, each of (a) the last day of each fiscal quarter most recently ended after the occurrence of such Triggering Event and (b) the last day of each fiscal quarter thereafter ending prior to or during the Triggering Event Compliance Period for such Triggering Event.

                "Test Period": for each Test Date set forth below, the period set forth below opposite such Test Date:

            Test Date                              Fiscal Period
            ---------                              -------------
          March 31, 2004              Closing Date through and including fiscal
                                         quarter ending on March 31, 2004

          June 30, 2004              Closing Date through and including fiscal
                                         quarter ending on June 30, 2004

        September 30, 2004            Closing Date through and including fiscal
                                         quarter ending on September 30, 2004


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

            Test Date                              Fiscal Period
            ---------                              -------------
        December 31, 2004 and                  Four consecutive fiscal
      last day of each fiscal                 quarter period ending on
        quarter thereafter                          the Test Date

                "Transferee": any Assignee or Participant.

                "Triggering Event": for any reason the Exit Facility Availability is less than or equal to $20,000,000 at any time.

                "Triggering Event Compliance Period": the period commencing upon the occurrence of a Triggering Event and continuing until such time as the Exit Facility Availability is greater than $20,000,000 for ninety consecutive days.

                "Type": as to any Loan, its nature as an ABR Loan or a Eurodollar Loan.

                "United States": the United States of America.

                "Wholly Owned Non-Loan Party": a Non-Loan Party that is a wholly owned Subsidiary of the Borrower.

                "Wholly Owned Subsidiary": as to any Person, any other Person all of the Capital Stock of which (other than directors' qualifying shares required by law) is owned by such Person directly and/or through other Wholly Owned Subsidiaries.

                "Wholly Owned Subsidiary Guarantor": any Guarantor that is a Wholly Owned Subsidiary of the Borrower.

                1.2 Other Definitional Provisions. (a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

                (b) As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, (i) accounting terms relating to any Group Member not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP, (ii) the words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation", (iii) the word "incur" shall be construed to mean incur, create, issue, assume, become liable in respect of or suffer to exist (and the words "incurred" and "incurrence" shall have correlative meanings), (iv) the words "asset" and "property" shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Capital Stock, securities, revenues, accounts, leasehold interests and contract rights, and (v) references to agreements or other Contractual Obligations shall, unless otherwise specified, be deemed to refer to such agreements or Contractual Obligations as amended, supplemented, restated or otherwise modified from time to time.

                (c) The words "hereof", "herein" and "hereunder" and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

                (d) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

                      SECTION 2. AMOUNT AND TERMS OF LOANS

                2.1 Loans. Subject to the terms and conditions hereof and to give effect to the Plan of Reorganization and provide for the repayment, in part, of the Existing Lender Claims (as defined in the Plan of Reorganization), each Lender shall be deemed to have made a term loan to the Borrower on the Closing Date in an amount not to exceed the amount set forth opposite such Lender's name on Schedule 1.1A. The Loans deemed made pursuant to the preceding sentence shall be made without any actual funding and shall initially be Eurodollar Loans with Interest Periods of one month. After the Closing Date, the Loans may from time to time be Eurodollar Loans or ABR Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Section 2.4.

                2.2 Repayment of Loans. The Loan of each Lender shall mature, and be paid on, the Maturity Date.

                2.3 Fees, etc. The Borrower agrees to pay to the Administrative Agent the fees in the amounts and on the dates as set forth in any fee agreements with the Administrative Agent and to perform any other obligations contained therein.

                2.4 Optional Prepayments. The Borrower may at any time and from time to time prepay the Loans, in whole or in part, without premium or penalty, upon irrevocable notice delivered to the Administrative Agent no later than 11:00 A.M., New York City time, three Business Days prior thereto, in the case of Eurodollar Loans, and no later than 11:00 A.M., New York City time, one Business Day prior thereto, in the case of ABR Loans, which notice shall specify the date and amount of prepayment and whether the prepayment is of Eurodollar Loans or ABR Loans; provided, that if a Eurodollar Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, the Borrower shall also pay any amounts owing pursuant to Section 2.14. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with accrued interest to such date on the amount prepaid. Partial prepayments of Loans shall be in an aggregate principal amount of $1,000,000 or a whole multiple thereof.

                2.5 Mandatory Prepayments. (a) If any Indebtedness that is senior and is secured by the same assets securing the obligations under this Agreement shall be issued or incurred after the Closing Date by any Loan Party (excluding any Indebtedness incurred in accordance with Section 6.2(a) through (m)), an amount equal to 100% of the Net Cash Proceeds thereof shall be applied, on the date of such issuance or incurrence or, if later, the date on which such payment may be applied to the Loans in accordance with the terms of the Exit Facility Agreement, in either case, toward the prepayment of the Loans as set forth in Section 2.5(d).

                (b) If on any date any Loan party shall receive Net Cash Proceeds from any Asset Sale then such Net Cash Proceeds shall be applied no later than three (3) Business Days following such date or, if later, the date on which such payment may be applied to the Loans in accordance with the terms of the Exit Facility Agreement, in either case, toward the prepayment of the Loans as set forth in Section 2.5(d).

                (c) If, for any fiscal year of the Borrower, commencing with the fiscal year ending December 31, 2004, there shall be Excess Cash Flow in excess of $5,000,000, the Borrower shall, on the relevant Excess Cash Flow Application Date, apply 75% of such Excess Cash Flow in excess of

$7,500,000 toward the prepayment of the Loans as set forth in Section 2.5(d). Each such prepayment shall be made on a date (an "Excess Cash Flow Application Date") no later than five days after the latest to occur of (i) the date on which the financial statements of the Borrower referred to in Section 5.1(a), for the period with respect to which such prepayment is made, are required to be delivered to the Lenders, (ii) the date such financial statements are actually delivered and (iii) the date on which such payment may be applied to the Loans in accordance with the terms of the Exit Facility Agreement.

                (d) Amounts to be applied in connection with prepayments made pursuant to this Section 2.5 shall be applied to the prepayment of the Loans in accordance with Section 2.11(b). The application of any prepayment pursuant to this Section 2.5 shall be made, first, to ABR Loans and, second, to Eurodollar Loans. Each prepayment of the Loans under this Section 2.5 shall be accompanied by accrued interest to the date of such prepayment on the amount prepaid.

                2.6 Conversion and Continuation Options. (a) The Borrower may elect from time to time to convert Eurodollar Loans to ABR Loans by giving the Administrative Agent prior irrevocable notice of such election no later than 11:00 A.M., New York City time, on the Business Day preceding the proposed conversion date, provided that any such conversion of Eurodollar Loans may only be made on the last day of an Interest Period with respect thereto. The Borrower may elect from time to time to convert ABR Loans to Eurodollar Loans by giving the Administrative Agent prior irrevocable notice of such election no later than 11:00 A.M., New York City time, on the third Business Day preceding the proposed conversion date (which notice shall specify the length of the initial Interest Period therefor), provided that no ABR Loan may be converted into a Eurodollar Loan when any Event of Default has occurred and is continuing unless the Administrative Agent or the Required Lenders have determined in its or their sole discretion to permit such conversions. Upon receipt of any such notice the Administrative Agent shall promptly notify each Lender thereof.

                (b) Any Eurodollar Loan may be continued as such upon the expiration of the then current Interest Period with respect thereto by the Borrower giving irrevocable notice to the Administrative Agent, in accordance with the applicable provisions of the term "Interest Period" set forth in
Section 1.1, of the length of the next Interest Period to be applicable to such Loans, provided that no Eurodollar Loan may be continued as such when any Event of Default has occurred and is continuing unless the Administrative Agent has or the Required Lenders have determined in its or their sole discretion to permit such continuations, and provided, further, that if the Borrower shall fail to give any required notice as described above in this paragraph or if such continuation is not permitted pursuant to the preceding proviso such Loans shall be automatically converted to ABR Loans on the last day of such then expiring Interest Period. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

                2.7 Limitations on Eurodollar Tranches. Notwithstanding anything to the contrary in this Agreement, all conversions and continuations of Eurodollar Loans and all selections of Interest Periods shall be in such amounts and be made pursuant to such elections so that, (a) after giving effect thereto, the aggregate principal amount of the Eurodollar Loans comprising each Eurodollar Tranche shall be at least $5,000,000 and (b) no more than ten Eurodollar Tranches shall be outstanding at any one time.

                2.8 Interest Rates and Payment Dates. (a) Each Eurodollar Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurodollar Rate determined for such day plus the Applicable Margin.

                (b) Each ABR Loan shall bear interest at a rate per annum equal to the ABR plus the Applicable Margin.

                (c) (i) If all or a portion of the principal amount of any Loan shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), all outstanding Loans (whether or not overdue) shall bear interest at a rate per annum equal to the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section 2.8 plus 2%, and (ii) if all or a portion of any interest payable on any Loan or any commitment fee or other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to the rate then applicable to ABR Loans plus 2%, in each case, with respect to clauses (i) and (ii) above, from the date of such non-payment until such amount is paid in full (as well after as before judgment).

                (d) Interest shall be payable in arrears on each Interest Payment Date, provided that interest accruing pursuant to paragraph (c) of this
Section 2.8 shall be payable from time to time on demand.

                2.9 Computation of Interest and Fees. (a) Interest and fees payable pursuant hereto shall be calculated on the basis of a 360-day year for the actual days elapsed, except that, with respect to ABR Loans the rate of interest on which is calculated on the basis of the Prime Rate, the interest thereon shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed. The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of each determination of a Eurodollar Rate. Any change in the interest rate on a Loan resulting from a change in the ABR or the Eurocurrency Reserve Requirements shall become effective as of the opening of business on the day on which such change becomes effective. The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of the effective date and the amount of each such change in interest rate.

                (b) Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error. The Administrative Agent shall, at the request of the Borrower, deliver to the Borrower a statement showing the quotations used by the Administrative Agent in determining any interest rate pursuant to Section 2.8(a).

                2.10 Inability to Determine Interest Rate. If prior to the first day of any Interest Period:

                (a) the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Borrower) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period, or

                (b) the Administrative Agent shall have received notice from the Required Lenders that the Eurodollar Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lenders (as conclusively certified by such Lenders) of making or maintaining their affected Loans during such Interest Period, the Administrative Agent shall give telecopy or telephonic notice thereof to the Borrower and the Lenders as soon as practicable thereafter. If such notice is given (x) any Eurodollar Loans requested to be made on the first day of such Interest Period shall be made as ABR Loans, (y) any Loans that were to have been converted on the first day of such Interest Period to Eurodollar Loans shall be continued as ABR Loans and (z) any outstanding Eurodollar Loans shall be converted, on the last day of the then-current Interest Period, to ABR Loans. Until such notice has been withdrawn by the Administrative Agent, no further

Eurodollar Loans shall be made or continued as such, nor shall the Borrower have the right to convert Loans to Eurodollar Loans.

                2.11 Pro Rata Treatment and Payments. (a) Each payment by the Borrower on account of any fee payable to the Lenders shall be made pro rata according to the respective Term Percentages of the Lenders.

                (b) Each payment (including each prepayment) by the Borrower on account of principal of and interest on the Loans shall be made pro rata according to the respective outstanding principal amounts of the Loans then held by the Lenders. The amount of each principal prepayment of the Loans shall be applied to reduce the Loans pro rata based upon the respective then remaining principal amounts thereof. Amounts prepaid on account of the Loans may not be reborrowed.

                (c) All payments (including prepayments) to be made by the Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without setoff or counterclaim and shall be made prior to 12:00 Noon, New York City time, on the due date thereof to the Administrative Agent, for the account of the Lenders, at the Payment Office, in Dollars and in immediately available funds. The Administrative Agent shall distribute such payments to the Lenders promptly upon receipt in like funds as received. If any payment hereunder (other than payments on the Eurodollar Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day. If any payment on a Eurodollar Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day. In the case of any extension of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate during such extension.

                (d) Unless the Administrative Agent shall have been notified in writing by the Borrower prior to the date of any payment due to be made by the Borrower hereunder that the Borrower will not make such payment to the Administrative Agent, the Administrative Agent may assume that the Borrower is making such payment, and the Administrative Agent may, but shall not be required to, in reliance upon such assumption, make available to the Lenders their respective pro rata shares of a corresponding amount. If such payment is not made to the Administrative Agent by the Borrower within three Business Days after such due date, the Administrative Agent shall be entitled to recover, on demand, from each Lender to which any amount which was made available pursuant to the preceding sentence, such amount with interest thereon at the rate per annum equal to the daily average Federal Funds Effective Rate. Nothing herein shall be deemed to limit the rights of the Administrative Agent or any Lender against the Borrower.

                2.12 Requirements of Law. (a) If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof:

                (i) shall subject any Lender to any tax of any kind whatsoever with respect to this Agreement or any Eurodollar Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except, in either case, for Non-Excluded Taxes covered by Section 2.13, net income taxes and franchise taxes);

                (ii) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender that is not otherwise included in the determination of the Eurodollar Rate; or

                (iii)   shall impose on such Lender any other condition;

and the result of any of the foregoing is to increase the cost to such Lender, by an amount that such Lender deems to be material, of converting into, continuing or maintaining Eurodollar Loans, or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the Borrower shall promptly pay such Lender, upon its demand, any additional amounts necessary to compensate such Lender for such increased cost or reduced amount receivable. If any Lender becomes entitled to claim any additional amounts pursuant to this paragraph, it shall promptly notify the Borrower (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled.

                (b) If any Lender shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof shall have the effect of reducing the rate of return on such Lender's or such corporation's capital as a consequence of its obligations hereunder to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender's or such corporation's policies with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time, after submission by such Lender to the Borrower (with a copy to the Administrative Agent) of a written request therefor, the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such corporation for such reduction.

                (c) A certificate as to any additional amounts payable pursuant to this Section 2.12 submitted by any Lender to the Borrower (with a copy to the Administrative Agent) shall be conclusive in the absence of manifest error. Notwithstanding anything to the contrary in this Section 2.12, the Borrower shall not be required to compensate a Lender pursuant to this Section 2.12 for any amounts incurred more than nine months prior to the date that such Lender notifies the Borrower of such Lender's intention to claim compensation therefor; provided that, if the circumstances giving rise to such claim have a retroactive effect, then such nine-month period shall be extended to include the period of such retroactive effect. The obligations of the Borrower pursuant to this
Section 2.12 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

                2.13 Taxes. (a) All payments made by the Borrower under this Agreement shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding net income taxes and franchise taxes (imposed in lieu of net income taxes) imposed on the Administrative Agent or any Lender as a result of a present or former connection between the Administrative Agent or such Lender and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from the Administrative Agent or such Lender having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any other Loan Document). If any such non-excluded taxes, levies, imposts, duties, charges, fees, deductions or withholdings ("Non-Excluded Taxes") or Other Taxes are required to be withheld from any amounts payable to the Administrative Agent or any Lender hereunder, the amounts so payable to the Administrative Agent or such Lender shall be increased to the extent necessary to yield to the Administrative Agent or such Lender (after payment of all Non-Excluded

Taxes and Other Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement, provided, however, that the Borrower shall not be required to increase any such amounts payable to any Lender with respect to any Non-Excluded Taxes (i) that are attributable to such Lender's failure to comply with the requirements of paragraph (d) or (e) of this
Section 2.13 or (ii) that are United States withholding taxes imposed on amounts payable to such Lender at the time such Lender becomes a party to this Agreement, except to the extent that such Lender's assignor (if any) was entitled, at the time of assignment, to receive additional amounts from the Borrower with respect to such Non-Excluded Taxes pursuant to this paragraph.

                (b) In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

                (c) Whenever any Non-Excluded Taxes or Other Taxes are payable by the Borrower, as promptly as possible thereafter the Borrower shall send to the Administrative Agent for its own account or for the account of the relevant Lender, as the case may be, a certified copy of an original official receipt received by the Borrower showing payment thereof. If the Borrower fails to pay any Non-Excluded Taxes or Other Taxes when due to the appropriate taxing authority or fails to remit to the Administrative Agent the required receipts or other required documentary evidence, the Borrower shall indemnify the Administrative Agent and the Lenders for any incremental taxes, interest or penalties that may become payable by the Administrative Agent or any Lender as a result of any such failure.

                (d) Each Lender (or Transferee) that is not a "U.S. Person" as defined in Section 7701(a)(30) of the Code (a "Non-U.S. Lender") shall deliver to the Borrower and the Administrative Agent (or, in the case of a Participant, to the Lender from which the related participation shall have been purchased) two copies of either U.S. Internal Revenue Service Form W-8BEN or Form W-8ECI, or, in the case of a Non-U.S. Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of "portfolio interest", a statement substantially in the form of Exhibit H and a Form W-8BEN, or any subsequent versions thereof or successors thereto, properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from, or a reduced rate of, U.S. federal withholding tax on all payments by the Borrower under this Agreement and the other Loan Documents. Such forms shall be delivered by each Non-U.S. Lender on or before the date it becomes a party to this Agreement (or, in the case of any Participant, on or before the date such Participant purchases the related participation). In addition, each Non-U.S. Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Non-U.S. Lender. Each Non-U.S. Lender shall promptly notify the Borrower at any time it determines that it is no longer in a position to provide any previously delivered certificate to the Borrower (or any other form of certification adopted by the U.S. taxing authorities for such purpose). Notwithstanding any other provision of this paragraph, a Non-U.S. Lender shall not be required to deliver any form pursuant to this paragraph that such Non-U.S. Lender is not legally able to deliver.

                (e) A Lender that is entitled to an exemption from or reduction of non-U.S. withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrower, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate, provided that such Lender is legally entitled to complete, execute and deliver such documentation and in such Lender's judgment such completion, execution or submission would not materially prejudice the legal position of such Lender.

                (f) If the Administrative Agent or any Lender determines, in its sole discretion, that it has received a refund of any Non-Excluded Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 2.13, it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this
Section 2.13 with respect to the Non-Excluded Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This paragraph shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.

                (g) The agreements in this Section 2.13 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

                2.14 Indemnity. The Borrower agrees to indemnify each Lender for, and to hold each Lender harmless from, any loss or expense that such Lender may sustain or incur as a consequence of (a) default by the Borrower in making a borrowing of, conversion into or continuation of Eurodollar Loans after the Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by the Borrower in making any prepayment of or conversion from Eurodollar Loans after the Borrower has given a notice thereof in accordance with the provisions of this Agreement or (c) the making of a prepayment of Eurodollar Loans on a day that is not the last day of an Interest Period with respect thereto. Such indemnification may include an amount equal to the excess, if any, of (i) the amount of interest that would have accrued on the amount so prepaid, or not so borrowed, converted or continued, for the period from the date of such prepayment or of such failure to borrow, convert or continue to the last day of such Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Loans provided for herein (excluding, however, the Applicable Margin included therein, if any) over (ii) the amount of interest (as reasonably determined by such Lender) that would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurodollar market. A certificate as to any amounts payable pursuant to this Section 2.14 submitted to the Borrower by any Lender shall be conclusive in the absence of manifest error. This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

                    SECTION 3. REPRESENTATIONS AND WARRANTIES

                To induce the Administrative Agent and the Lenders to enter into this Agreement, each Loan Party hereby represents and warrants to the Administrative Agent and each Lender that:

                3.1 Existence; Compliance with Law. Each Group Member (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has the power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (c) in the case of the Loan Parties, is duly qualified as a foreign corporation and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification and (d) is in compliance with all Requirements of Law except to the extent that the failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

                3.2 Power; Authorization; Enforceable Obligations. Each Loan Party has the power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party and, in the case of the Borrower, to obtain extensions of credit hereunder. Each Loan Party has taken all necessary organizational action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of the Borrower, to authorize the extensions of credit on the terms and conditions of this Agreement. No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the effectiveness of the Plan of Reorganization and the extensions of credit hereunder or with the execution, delivery, performance, validity or enforceability of this Agreement or any of the Loan Documents, except (i) consents, authorizations, filings and notices described in Schedule 3.2, which consents, authorizations, filings and notices have been obtained or made and are in full force and effect and (ii) the filings referred to in
Section 3.12. Each Loan Document has been duly executed and delivered on behalf of each Loan Party thereto. This Agreement constitutes, and each other Loan Document upon execution will constitute, a legal, valid and binding obligation of each Loan Party thereto, enforceable against each such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

                3.3 No Legal Bar. The execution, delivery and performance of this Agreement and the other Loan Documents, and the Loans deemed made hereunder will not violate any Requirement of Law or any Contractual Obligation of any Group Member and will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Requirement of Law or any such Contractual Obligation (other than the Liens created by the Security Documents). No Requirement of Law or Contractual Obligation applicable to any Group Member could reasonably be expected to have a Material Adverse Effect.

                3.4 Litigation. No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Borrower, threatened by or against any Group Member or against any of their respective properties or revenues (a) with respect to any of the Loan Documents or any of the transactions contemplated hereby or thereby, or (b) that could reasonably be expected to have a Material Adverse Effect.

                3.5 No Default. No Group Member is in default under or with respect to any of its Contractual Obligations in any respect that could reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.

                3.6 Ownership of Property; Liens. (i) Each Group Member has title in fee simple to, or a valid leasehold interest in, all its real property, and good title to, or a valid leasehold interest in, all its other property, except as could not reasonably be expected to have a Material Adverse Effect and
(ii) none of such property is subject to any Lien except as permitted by Section 6.3.

                3.7 Intellectual Property. Each Group Member owns, or is licensed to use, all material Intellectual Property necessary for the conduct of its business as currently conducted. No material claim has been asserted and is pending by any Person challenging or questioning the use of any material Intellectual Property by any Group Member or the validity or effectiveness of any material Intellectual Property owned by any Group Member, nor does the Borrower know of any valid basis for any such claim. To the knowledge of the Borrower, the use of Intellectual Property by each Group Member does not infringe on the rights of any Person in any material respect.

                3.8 Taxes. Except as set forth on Schedule 3.8, each Group Member has filed or caused to be filed all Federal, state and other material tax returns that are required to be filed and has paid all taxes shown to be due and payable on said returns or on any assessments made against it or any of its property and all other material taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than any the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the relevant Group Member); to the knowledge of the Borrower, no tax Lien has been filed and no claim is being asserted, with respect to any such tax, fee or other charge.

                3.9 Investment Company Act; Other Regulations. No Loan Party is an "investment company", or a company "controlled" by an "investment company", within the meaning of the Investment Company Act of 1940, as amended. No Loan Party is subject to regulation under any Requirement of Law (other than Regulation X of the Board) that limits its ability to incur Indebtedness.

                3.10 Subsidiaries. (a) Schedule 3.10 sets forth the name and jurisdiction of incorporation of each Subsidiary and, as to each such Subsidiary, the percentage of Capital Stock owned by any Loan Party and whether such Subsidiary is a Guarantor and (b) except as set forth on Schedule 3.10, there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options granted to employees or directors and directors' qualifying shares) of any nature relating to any Pledged Collateral (as defined in the Pledge Agreement), except as created by the Loan Documents, the Exit Facility Agreement and pursuant to the Plan of Reorganization.

                3.11 Accuracy of Information, etc. No factual statement or information set forth in this Agreement, any other Loan Document or the Disclosure Statement contained, as of the date such statement or document was furnished, any untrue statement of a material fact or omitted to state a material fact necessary to make the statements contained herein or therein not misleading.

                3.12 Security Documents. (a) The Security Documents are effective to create in favor of the Administrative Agent, for the benefit of the Lenders, a legal, valid and enforceable security interest in the Collateral described therein and proceeds thereof. In the case of the Pledged Stock described in the Pledge Agreement, when stock certificates representing such Pledged Stock are delivered to the Administrative Agent (or its designee or bailee), and in the case of the other Collateral described in the Collateral Agreement Security Documents, when financing statements and other filings specified on Schedule 3.12(a) in appropriate form are filed in the offices specified on Schedule 3.12(a) and the filing of the Intellectual Property Security Agreement is made in the U.S. Patent and Trademark Office within three months of the date hereof and in the U.S. Copyright Office within one month of the date hereof against the U.S. issued registrations and applications for the U.S. Intellectual Property included in the Collateral (provided that the registration of unregistered copyrights in the U.S. Copyright Office may be required in order to perfect the Lien therein), the Security Documents shall constitute a perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral (provided, however, that subsequent recordations in the U.S. Parent and Trademark Office and the U.S. Copyright Office, as applicable, may be necessary to perfect the security interest in issued registrations and applications for other U.S. Intellectual Property acquired by a Group Member after the date hereof) and the proceeds thereof, as security for the Obligations (as defined in the Security Documents), in each case prior and superior in right to any other Person (with respect to Intellectual Property rights to the extent such perfection and priority may be achieved by filings made in the U.S. Patent and Trademark Office and the U.S. Copyright Office), except for Liens securing the Exit Facility and Liens permitted under Section 6.3 which arise by operation of law. Notwithstanding the foregoing, the taking of actions outside the U.S. may be required in order to perfect the Lien in Intellectual Property included in the Collateral which is protected under non-U.S. law.

                (b) Each of the Mortgages is effective to create in favor of the Administrative Agent, for the benefit of the Lenders, a legal, valid and enforceable Lien on the Mortgaged Properties described therein and proceeds thereof, and when the Mortgages are filed in the offices specified on Schedule 3.12(b), each such Mortgage shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in the Mortgaged Properties and the proceeds thereof, as security for the Guarantee Obligations (as defined in the relevant Mortgage), in each case prior and superior in right to any other Person, except for Liens securing the Exit Facility and Liens permitted under Section 6.3 which arise by operation of law.

                3.13 Certain Documents. The Borrower has delivered to the Administrative Agent a complete and correct copy of the Plan of Reorganization and the Exit Facility Agreement, including any amendments, supplements or modifications with respect to any of the foregoing.

                         SECTION 4. CONDITIONS PRECEDENT

                4.1 Conditions to Closing Date. The agreement of each Lender to enter into this Agreement is subject to the satisfaction of the following conditions precedent:

                (a) Term Loan Agreement; Security Documents. The Administrative Agent shall have received (i) this Agreement, executed and delivered by the Administrative Agent and the Borrower; (ii) the Security Agreement, executed and delivered by each Loan Party; (iii) the Pledge Agreement, executed and delivered by each Loan Party; (iv) an Acknowledgement and Consent in the form attached to the Pledge Agreement; (v) the Intellectual Property Security Agreement, executed and delivered by each Loan Party and (vi) the Intercreditor Agreement, executed and delivered by each party thereto.

                (b) DIP Credit Facility. The Administrative Agent shall have received satisfactory evidence that (i) the DIP Credit Facility shall have been terminated and all amounts thereunder shall have been paid or otherwise satisfied in full and (ii) satisfactory arrangements shall have been made for the termination of all Liens granted in connection therewith.

                (c) Exit Facility. The Administrative Agent and the Required Lenders shall be reasonably satisfied with the form and substance of the Exit Facility Agreement, all conditions precedent to the effectiveness thereof shall have been satisfied or waived and no less than $60,000,000 of commitments shall have been made available thereunder on the Closing Date.

                (d) Plan of Reorganization; Confirmation Order. The Plan of Reorganization shall have been consummated, and no provision of the Plan of Reorganization shall have been waived, amended, supplemented or otherwise modified since the entry of the Confirmation Order. A copy of the Confirmation Order, certified by a Responsible Officer to be a true, complete and correct copy of such document, which (i) shall be in full force and effect, and shall not have been stayed, reversed, modified or amended and (ii) shall approve and authorize the transactions contemplated by this Agreement, the other Loan Documents and the Plan of Reorganization and otherwise shall not be inconsistent with the provisions hereof and thereof.

                (e) Approvals. All governmental and third party approvals necessary in connection with this Agreement and the Plan of Reorganization, the continuing operations of the Group Members and the transactions contemplated hereby shall have been obtained and be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority that would restrain, prevent or otherwise impose adverse conditions on the Plan of Reorganization or the transactions contemplated hereby.

                (f) Lien Searches. The Administrative Agent shall have received the results of a recent lien search in each of the jurisdictions where assets of the Loan Parties are located, and such search shall reveal no liens on any of the assets of the Loan Parties except for liens permitted by Section 6.3 or discharged on or prior to the Closing Date pursuant to documentation satisfactory to the Administrative Agent; it being understood that the Administrative Agent shall cooperate with the administrative agent under the Exit Facility to avoid any duplication of effort with respect to such Lien searches.

                (g) Environmental Audit. The Administrative Agent shall have received each Phase 1 environmental report required to be delivered under the Exit Facility.

                (h) Fees. The Lenders and the Administrative Agent shall have received all fees required to be paid pursuant to this Agreement, and all expenses for which invoices have been presented (including the reasonable fees and expenses of legal counsel and financial advisors) and are required to be paid pursuant to this Agreement, on or before the Closing Date.

                (i) Closing Certificate; Certified Certificate of Incorporation; Good Standing Certificates. The Administrative Agent shall have received (i) a certificate of each Loan Party, dated the Closing Date, substantially in the form of Exhibit E, with appropriate insertions and attachments, including the certificate of incorporation of each Loan Party that is a corporation certified by the relevant authority of the jurisdiction of organization of such Loan Party, and
        (ii) a long form good standing certificate for each Loan Party from its jurisdiction of organization. The Administrative Agent and the Lenders shall be reasonably satisfied with the form and substance of the certificates of incorporation and by-laws or other applicable organizational documents of each Loan Party.

                (j) Legal Opinions. The Administrative Agent shall have received the following executed legal opinions:

                        (i) the legal opinion of Skadden, Arps, Slate, Meagher & Flom LLP counsel to the Group Members, substantially in the form of Exhibit G; and

                        (ii) the legal opinion of local counsel as required under the Exit Facility Agreement.

        Each such legal opinion shall cover such other matters incident to the transactions contemplated by this Agreement as the Administrative Agent may reasonably require.

                (k) Pledged Stock; Stock Powers; Pledged Notes. The Administrative Agent (or its designee or bailee) shall have received (i) the certificates representing the shares of Capital Stock pledged pursuant to the Pledge Agreement, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof and (ii) each promissory note (if any) pledged to the Administrative Agent pursuant to the Pledge Agreement endorsed (without recourse) in blank (or accompanied by an executed transfer form in blank) by the pledgor thereof.

                (l) Filings, Registrations and Recordings. Each document (including any Uniform Commercial Code financing statement) required by the Security Documents or under law or reasonably requested by the Administrative Agent to be filed, registered or recorded in order to create in favor of the Administrative Agent, for the benefit of the Lenders, a perfected Lien on the Collateral described therein, prior and superior in right to any other Person (other than with respect to Liens expressly permitted by Section 6.3), shall be in proper form for filing, registration or recordation.

                (m) Mortgages, etc. The Administrative Agent shall have received (i) a Mortgage with respect to each Mortgaged Property, executed and delivered by a duly authorized officer of each party thereto and (ii) such surveys, flood insurance policies and such other documents with respect to such Mortgaged Property (other than title insurance policies) as is being requested by or delivered to the Exit Facility Agent.

                (n) Deposit Account Control Agreements; Landlord Waivers; Bailee Letters. The Administrative Agent shall have received deposit account control agreements, landlord waivers and bailee letters from deposits banks, landlords and public warehousemen which are delivering deposit account control agreements, landlord waivers and bailee letters to the Exit Facility Agent on the Closing Date, in each case in form and substance reasonably satisfactory to the Administrative Agent, duly executed by the parties thereto.

                (o) Insurance. The Administrative Agent shall have received insurance certificates satisfying the requirements of Section 26 of the Security Agreement.

                (p) Representations and Warranties. Each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct on and as of the Closing Date.

                (q) No Default. No Default or Event of Default shall have occurred and be continuing on the Closing Date or after giving effect to the Loans deemed made on the Closing Date.

                        SECTION 5. AFFIRMATIVE COVENANTS

                Each Loan Party hereby agrees that, so long as any Loan or other amount is owing to any Lender or the Administrative Agent hereunder, such Loan Party shall and shall cause each of its Subsidiaries to:

                5.1 Financial Statements. Furnish to the Administrative Agent and each Lender:

                (a) as soon as available, but in any event within 90 days after the end of each fiscal year of the Borrower, copies of the audited consolidated balance sheets of the Borrower and its consolidated Subsidiaries as at the end of such year and the related audited consolidated statements of income and of cash flows for such year, setting forth in each case in comparative form the figures for the previous year, reported on without a "going concern" or like qualification or exception, or qualification arising out of the scope of the audit, by Deloitte & Touche or other independent certified public accountants of nationally recognized standing;

                (b) as soon as available, but in any event not later than 45 days after the end of each of the first three quarterly periods of each fiscal year of the Borrower, the unaudited consolidated balance sheets of the Borrower and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of income and of cash flows for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures for the previous year, certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year-end audit adjustments); and

                (c) at any time when an Event of Default shall have occurred and is continuing, as soon as available, but in any event not later than 35 days after the end of each month occurring during each fiscal year of the Borrower (other than the third, sixth, ninth and twelfth such month), the unaudited consolidated balance sheets of the Borrower and its consolidated Subsidiaries as at the end of such month and the related unaudited consolidated statements of income and of cash flows for such month and the portion of the fiscal year through the end of such month, setting forth in each case in comparative form the figures for the previous year, certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year-end audit adjustments).

All such financial statements shall be complete and correct in all material respects and shall be prepared in reasonable detail and in accordance with GAAP applied (except as approved by such accountants or officer, as the case may be, and disclosed in reasonable detail therein) consistently throughout the periods reflected therein and with prior periods.

                5.2 Certificates; Other Information. Furnish to the Administrative Agent:

                (a) concurrently with the delivery of the financial statements referred to in Section 5.1(a), a certificate of the independent certified public accountants reporting on such financial statements stating that in making the examination necessary therefor no knowledge was obtained of any Default or Event of Default with respect to a finanancial covenant, except as specified in such certificate;

                (b) concurrently with the delivery of any financial statements pursuant to Section 5.1, (i) a certificate of a Responsible Officer stating that, such Responsible Officer has obtained no knowledge of any Default or Event of Default existing during the period covered by such financial statements except as specified in such certificate and
        (ii) in the case of quarterly or annual financial statements, (x) a Compliance Certificate containing all information and calculations necessary for determining compliance by each Group Member with the provisions of this Agreement referred to therein as of the last day of the fiscal quarter or fiscal year of the Borrower, as the case may be, and (y) to the extent not previously disclosed to the Administrative Agent, a description of any change in the jurisdiction of organization of any Loan Party;

                (c) promptly after the effectiveness thereof, copies of substantially final drafts of any proposed amendment, supplement, waiver or other modification with respect to the Exit Facility Agreement or the Pennsylvania Tort Claim Note;

                (d) within five Business Days after the same are sent, copies of all financial statements and reports that the Borrower sends to the holders of any class of its public debt or equity securities and, within five days after the same are filed, copies of all financial statements and reports that the Borrower may make to, or file with, the SEC; and

                (e) promptly, such additional financial and other information as the Administrative Agent or any Lender, through the Administrative Agent, may from time to time reasonably request.

                5.3 Payment of Obligations. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its material obligations of whatever nature, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the relevant Group Member and except where the failure to pay, discharge or otherwise satisfy such obligations could not reasonably be expected to have a Material Adverse Effect.

                5.4 Maintenance of Existence; Compliance. (a) (i) Preserve, renew and keep in full force and effect its organizational existence and (ii) take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business, except, in each case, as otherwise permitted by Section 6.4 and except, in the case of clause
(ii) above, to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (b) comply with all Contractual Obligations and Requirements of Law except to the extent that failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

                5.5 Maintenance of Property; Insurance. (a) Keep all property useful and necessary in its business in good working order and condition, ordinary wear and tear excepted and (b) maintain with financially sound and reputable insurance companies insurance on all its property in at least such amounts and against at least such risks (but including in any event public liability, product liability and business interruption) as are usually insured against in the same general area by companies engaged in the same or a similar business.

                5.6     Inspection of Property; Books and Records; Discussions.
(a) Keep proper books of records and account in which full, true and correct entries in conformity with GAAP (to the extent applicable) and all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities and (b) no more than once per calendar year at any reasonable time during normal business hours and as soon as may be reasonably be desired upon reasonably advance notice, permit representatives of the Administrative Agent (or any Person engaged by the Administrative Agent) to visit and inspect any of its properties and examine and make abstracts from any of its books and records to discuss the business, operations, properties and financial and other condition of the Group Members with officers of the Group Members and with their independent certified public accountants; provided that at any time after the occurrence and during the continuance of an Event of Default, there shall not be any limit to the number of visits and inspections by the Administrative Agent (or any Person engaged by the Administrative Agent) and the costs and expenses of the Administrative Agent in respect of such inspection shall be at the expense of the Borrower. The Administrative Agent shall not be required by this Agreement or any of the other Loan Documents to undertake any inspections but will, upon request from the Required Lenders, engage such Persons as designated by the Required Lenders to undertake such inspections.

                5.7 Notices. Promptly after becoming aware thereof, give notice to the Administrative Agent and each Lender of:

                (a)     the occurrence of any Default or Event of Default;

                (b) any (i) default or event of default under any Contractual Obligation of any Group Member in excess of $1,000,000 or
        (ii) litigation, investigation or proceeding that may exist at any time between any Group Member and any Governmental Authority, that in either case, if not cured or if adversely determined, as the case may be, could reasonably be expected to have a Material Adverse Effect;

                (c)     any litigation or proceeding affecting any Group Member
        (i) in which it could reasonably be expected to give rise to a Material Adverse Effect or (ii) which relates to any Loan Document;

                (d) the following events, as soon as possible and in any event within 30 days after the Borrower knows or has reason to know thereof: (i) the occurrence of any Reportable Event with respect to any Plan, a failure to make any required contribution to a Plan, the creation of any Lien in favor of the PBGC or a Plan or any withdrawal from, or the termination, Reorganization or Insolvency of, any Multiemployer Plan or (ii) the institution of proceedings or the taking of any other action by the PBGC or the Borrower or any Commonly Controlled Entity or any Multiemployer Plan with respect to the withdrawal from, or the termination, Reorganization or Insolvency of, any Plan;

                (e) (i) any development, event, or condition that, individually or in the aggregate with other developments, events or conditions, could reasonably be expected to result in the Group Members sustaining, in the aggregate, a Material Environmental Loss; (ii) any written notice that any governmental authority intends to deny any application for a material Environmental Permit sought by, or revoke or refuse to renew any material Environmental Permit held by, any Group Member; and (iii) any governmental authority has identified any Group Member as a potentially responsible party under any Environmental Law for the cleanup of Materials of Environmental Concern at any location, whether or not owned, leased or operated by the Borrower which could reasonably be expected to result in the Group Members sustaining, in the aggregate, a Material Environmental Loss;

                (f)     Exit Facility Availability being below $20,000,000; and

                (g) any development or event that has had or could reasonably be expected to have a Material Adverse Effect.

Each notice pursuant to this Section 5.7 shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the relevant Group Member proposes to take with respect thereto.

                5.8 Environmental Laws. (a) Comply with, and ensure compliance by all tenants and subtenants, if any, with, all applicable Environmental Laws, and obtain and comply with and maintain, and use reasonable efforts to ensure that all tenants and subtenants obtain and comply with and maintain, any and all Environmental Permits, except for such instances of noncompliance that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

                (b) Conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and promptly comply with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws, except for instances in which the obligation to comply or to conduct such investigations, studies, sampling, testing or remedial actions is being contested in good faith before a court or administrative body of competent jurisdiction or in which the failure to so comply or to conduct such activities in the aggregate could not reasonably be expected to have a Material Adverse Effect.

                5.9 Additional Collateral, etc. (a) At any time while the Exit Facility is in effect, each Group Member (other than an Excluded Foreign Subsidiary) shall grant to the Administrative Agent, for the benefit of the Lenders, security interests and/or mortgages on any property (real or personal) acquired by any such Group Member to the extent security interests or mortgages on such property are required under the Exit Facility (including, without limitation with respect to landlord waivers and bailee letters).

                (b)     At any time when no Exit Facility is in effect,

                (i) With respect to any property acquired after the Closing Date by any Loan Party (other than (x) any property described in paragraph (ii), (iii) or (iv) below, (y) any property subject to a Lien expressly permitted by Sections 6.3(g) and (m) and (z) property acquired by any Excluded Foreign Subsidiary) as to which the Administrative Agent, for the benefit of the Lenders, does not have a perfected Lien, promptly (i) execute and deliver to the Administrative Agent such amendments to the Security Documents or such other documents as the Administrative Agent or the Administrative Agent deems necessary or advisable to grant to the Administrative Agent, for the benefit of the Lenders, a security interest in such property and (ii) take all actions necessary or advisable to grant to the Administrative Agent, for the benefit of the Lenders, a perfected security interest in such property, including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Security Documents or by law or as may be requested by the Administrative Agent.

                (ii) With respect to any fee interest in any real property having a value (together with improvements thereof) of at least $2,000,000 acquired after the Closing Date by any Group Member (other than (x) any such real property subject to a Lien expressly permitted by
        Section 6.3(g) and (m) and (z) real property acquired by any Excluded Foreign Subsidiary), promptly (i) execute and deliver a Mortgage, in favor of the Administrative Agent, for the benefit of the Lenders, covering such real property, (ii) if requested by the Administrative Agent, provide the Lenders with title and extended coverage insurance covering such real property in an amount at least equal to the purchase price of such real property (or such other amount as shall be reasonably specified by the Administrative Agent), as well as a current ALTA survey thereof, together with a surveyor's certificate, each of the foregoing in form and substance reasonably satisfactory to the Administrative Agent and (iii) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

                (iii) With respect to any new Subsidiary (other than an Excluded Foreign Subsidiary) created or acquired after the Closing Date by any Group Member (which, for the purposes of this paragraph
        (iii), shall include any existing Subsidiary that ceases to be an Excluded Foreign Subsidiary), promptly (i) execute and deliver to the Administrative Agent such amendments to the Security Documents as the Administrative Agent deems necessary or advisable to grant to the Administrative Agent, for the benefit of the Lenders, a perfected security interest in the Capital Stock of such new Subsidiary that is owned by any Group Member, (ii) if such Capital Stock is in certificate form, deliver to the Administrative Agent (or its bailee or designee) the certificates representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the relevant Group Member, (iii) cause such new Subsidiary
        (A) to become a party to this Agreement and the Security Documents, (B) to take such actions necessary or advisable to grant to the Administrative Agent for the benefit of the Lenders a perfected security interest in the Collateral described in the Security Documents with respect to such new Subsidiary, including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Security Documents or by law or as may be requested by the Administrative Agent and (C) to deliver to the Administrative Agent a certificate of such Subsidiary, substantially in the form of Exhibit E, with appropriate insertions and attachments, and (iv) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

                        (iv) With respect to any new Excluded Foreign Subsidiary created or acquired after the Closing Date by any Group Member (other than by any Group Member that is an Excluded Foreign Subsidiary), promptly (i) execute and deliver to the Administrative Agent such amendments to the Security Documents as the Administrative Agent deems necessary or advisable to grant to the Administrative Agent, for the benefit of the Lenders, a perfected security interest in the Capital Stock of such new Subsidiary that is owned by any such Group Member (provided that in no event shall more than 65% of the total outstanding voting Capital Stock of any such new Subsidiary be required to be so pledged), (ii) if such Capital Stock is in certificate form, deliver to the Administrative Agent the certificates representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the relevant Group Member, and take such other action as may be necessary or, in the opinion of the Administrative Agent, desirable to perfect the Administrative Agent's security interest therein, and (iii) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

                          SECTION 6. NEGATIVE COVENANTS

                Each Loan Party hereby agrees that so long as any Loan or other amount is owing to any Lender or the Administrative Agent hereunder, such Loan Party shall not, and shall not permit any of its Subsidiaries to, directly or indirectly:

                6.1 Consolidated Fixed Charge Coverage Ratio. If a Triggering Event shall occur and any one or more Test Dates for such Triggering Event shall be a Test Date set forth below, permit the Consolidated Fixed Charge Coverage Ratio for the Test Period applicable to any such Test Date to be less than the ratio set forth below opposite such Test Date:

                                                           Fixed Charge
                Test Date                                 Coverage Ratio
                ---------                                 --------------
     March 31, 2004, June 30, 2004
        and September 30, 2004                               0.85:1.00
     December 31, 2004 and the last
        day of each fiscal quarter
        thereafter                                           1.00:1.00

                6.2 Indebtedness. Create, issue, incur, assume, become liable in respect of or (except as to clause (m) below) suffer to exist any Indebtedness, except:

                (a)     Indebtedness of any Loan Party pursuant to any Loan
        Document;

                (b) Indebtedness of (i) the Borrower to any Subsidiary and of any Subsidiary Guarantor to the Borrower or any other Subsidiary; and
        (ii) any Non-Loan Party to any other Non-Loan Party;

                (c) Guarantee Obligations incurred by any Group Member of obligations of any Subsidiary Guarantor;

                (d) Indebtedness outstanding on the date hereof and listed on Schedule 6.2(d) and any refinancings, refundings, renewals or extensions thereof (without increasing, or shortening the maturity of, the principal amount thereof);

                (e) Indebtedness (including, without limitation, Capital Lease Obligations) secured by Liens permitted by Section 6.3(g), which in the case of Loan Parties, in an aggregate principal amount not to exceed $20,000,000 at any one time outstanding;

                (f) Indebtedness of the Borrower in respect of the Pennsylvania Tort Claim Note in an aggregate principal amount not to exceed $675,000;

                (g) Indebtedness of the Borrower pursuant to the Exit Facility in an aggregate principal amount not to exceed $175,000,000 and any refinancings, renewals or extensions thereof (without increasing, or shortening the maturity of, the principal amount thereof);

                (h)     Intercompany Foreign Investments permitted under Section
        6.8;

                (i) Indebtedness of Non-Loan Parties not to exceed $50,000,000 in the aggregate outstanding at any time;

                (j) Indebtedness of a Person acquired in an acquisition permitted under Section 6.8, provided that such Indebtedness was not incurred in anticipation of such acquisition;

                (k) Indebtedness of any Group Member consisting of deferred purchase price payments and earnouts in connection with acquisitions permitted under Section 6.8;

                (l) additional Indebtedness of any Loan Party in an aggregate amount not to exceed $10,000,000 at any time outstanding;

                (m) additional Indebtedness of any Group Member which, when incurred, together with any other consolidated Indebtedness for borrowed money and Capital Leases of the Group Members then outstanding, in an amount not to exceed the product of (i) Consolidated EBITDA for the most recently ended fiscal period for which financial statements have been delivered pursuant to Section 5.1(a) or (b), and (ii) 2.5.

                6.3 Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, whether now owned or hereafter acquired, except:

                (a) Liens for taxes not yet due or that are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the books of the Borrower or its Subsidiaries, as the case may be, in conformity with GAAP;

                (b) carriers', warehousemen's, mechanics', materialmen's, repairmen's, processor's or other like Liens arising in the ordinary course of business that are not overdue for a period of more than 30 days or that are being contested in good faith by appropriate proceedings;

                (c) pledges or deposits in connection with workers' compensation, unemployment insurance and other social security legislation;

                (d) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

                (e) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business that, in the aggregate, are not substantial in amount and that do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of any Group Member;

                (f) Liens in existence on the date hereof listed on Schedule 6.3(f), securing Indebtedness permitted by Section 6.2(d), provided that no such Lien is spread to cover any additional property after the Closing Date and that the amount of Indebtedness secured thereby is not increased;

                (g) Liens securing Indebtedness of any Group Member incurred pursuant to Section 6.2(e) to finance the acquisition of fixed or capital assets, provided that (i) such Liens shall be created substantially simultaneously with the acquisition of such fixed or capital assets, (ii) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and (iii) the amount of Indebtedness secured thereby is not increased;

                (h)     Liens created pursuant to the Security Documents;

                (i) any interest or title of a lessor under any lease entered into by the Borrower or any other Subsidiary in the ordinary course of its business and covering only the assets so leased;

                (j) Liens created pursuant to or in connection with the Exit Facility Agreement;

                (k) Liens on assets and Capital Stock (other than Capital Stock owned by any Loan Party) of Non-Loan Parties so long as none of such Liens secure any Indebtedness or other obligations of any Loan Party;

                (l) Liens arising from judgments and attachments in connection with court proceedings provided that the attachment or enforcement of such Liens would not result in an Event of Default hereunder and such Liens are being contested in good faith by appropriate proceedings, adequate reserves have been set aside and no material assets or property of any Loan Party is subject to a material risk of loss or forfeiture and the claims in respect of such Liens are fully covered by insurance (subject to ordinary and customary deductibles) and a stay of execution pending appeal or proceeding for review is in effect;

                (m) Liens securing Indebtedness outstanding under Section 6.2(j), provided that such Liens were not incurred in anticipation of such acquisition;

                (n)     Liens set forth on Schedule 6.3(n); and

                (o) Liens not otherwise permitted by this Section 6.3 so long as the lesser of (i) the aggregate outstanding principal amount of the obligations secured thereby and (ii) the aggregate fair market value (determined as of the date such Lien is incurred) of the assets subject thereto does not exceed (as to all Group Members) $5,000,000 at any one time.


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

                6.4 Fundamental Changes. Enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or Dispose of all or substantially all of its property or business, except that:

                (a) any Subsidiary may be merged or consolidated with or into the Borrower (provided that the Borrower shall be the continuing or surviving corporation) or with or into any Subsidiary Guarantor (provided that a Subsidiary Guarantor shall be the continuing or surviving corporation);

                (b)     any Subsidiary may Dispose of any or all of its assets
        (i) to the Borrower or any Subsidiary Guarantor (upon voluntary liquidation or otherwise) or (ii) pursuant to a Disposition permitted by
        Section 6.5;

                (c) any Non-Loan Parties may be merged or consolidated with or into any other Non-Loan Party;

                (d) any Non-Loan Party may Dispose of any or all of its assets property to any other Non-Loan Party;

                (e) the winding up, liquidation or dissolution of (i) any Non-Loan Party or (ii) any Subsidiary of the Borrower so long as the result of such transaction is a transfer of the assets of such Subsidiary in a manner that would be permitted by another clause of this
        Section 6.4; and

                (f) any Investment expressly permitted by Section 6.8 may be structured as a merger, consolidation or amalgamation.

                6.5 Disposition of Property. In the case of the Loan Parties only, Dispose of any of its property, whether now owned or hereafter acquired, or, in the case of any Subsidiary whose Capital Stock constitutes Pledged Collateral under and as defined in the Pledge Agreement, issue or sell any shares of such Subsidiary's Capital Stock to any Person, except any Disposition of property, or the sale of Capital Stock, the Net Cash Proceeds of which are applied to the extent required by Section 2.5.

                6.6 Restricted Payments. Declare or pay any dividend (other than dividends payable solely in common stock of the Person making such dividend) on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any Capital Stock of any Group Member, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of any Group Member (collectively, "Restricted Payments"), except that (a) the Borrower may make payments in connection with the exercise of the put options under the Class A Warrants issued pursuant to the Plan of Reorganization on the Effective Date and (b) any Subsidiary may make Restricted Payments to the Borrower or any Subsidiary and pro rata dividends to any minority interest holder.

                6.7 Capital Expenditures. Make or commit to make any Capital Expenditure (other than those funded with insurance proceeds), except Capital Expenditures of the Group Members not exceeding $70,000,000 in any fiscal year of the Borrower; provided, that (a) any such amount referred to above, if not so expended in the fiscal year for which it is permitted, may be carried over for expenditure in the next succeeding fiscal year and (b) Capital Expenditures made pursuant to this Section 6.7 during any fiscal year shall be deemed made, first, in respect of amounts permitted for such fiscal year as provided above and, second, in respect of amounts carried over from the prior fiscal year pursuant to clause (a) above.

                6.8 Investments. Make any advance, loan, extension of credit (by way of guaranty or otherwise) or capital contribution to, or purchase any Capital Stock, bonds, notes, debentures or other debt securities of, or any assets constituting a business unit of, or make any other investment in, any Person (all of the foregoing, "Investments"), except:

                (a) extensions of trade credit in the ordinary course of business;

                (b)     Investments in Cash Equivalents;

                (c)     Indebtedness permitted by Section 6.2;

                (d) loans and advances to employees of any Group Member in the ordinary course of business (including for travel, entertainment and relocation expenses) in an aggregate amount for all Group Members not to exceed $1,000,000 at any one time outstanding;

                (e) intercompany Investments by any Group Member in the Borrower or any Person that, prior to such investment, is a Subsidiary Guarantor;

                (f) Intercompany Foreign Investments in an amount not to exceed $75,000,000 at any time outstanding;

                (g) Investments consisting of non-cash consideration for asset sales permitted under Section 6.5;

                (h) Investments in securities received in bankruptcy or similar proceedings in satisfaction of claims;

                (i) Investments outstanding on the Closing Date and listed on Schedule 6.8(i);

                (j)     Investments by Non-Loan Parties in other Non-Loan
        Parties;

                (k) Investments by Non-Loan Parties that are substantially similar to Cash Equivalents under the laws of its jurisdiction of organization or principal place of business;

                (l) Investments by the Borrower or any Subsidiary of the Borrower consisting of acquisitions of assets constituting a business unit or all or substantially all of the assets or Capital Stock of any other Person so long as (i) on a pro forma basis after giving effect to any such acquisition, the Borrower is in compliance with Section 6.1 (without regard to whether a Triggering Event has occurred) and (ii) the Borrower has complied with Section 5.9 with respect to such Person or assets so acquired;

                (m)     Swap Agreements permitted under Section 6.12; and

                (n) in addition to Investments otherwise expressly permitted by this Section 6.8, Investments by the Group Members in an aggregate amount (valued at cost) not to exceed $20,000,000 during the term of this Agreement.

                6.9 Optional Payments and Modifications of Certain Debt Instruments. (a) Make or offer to make any optional or voluntary payment, prepayment, repurchase or redemption of or otherwise optionally or voluntarily defease or segregate funds with respect to the Pennsylvania Tort Claim Note or at any time when a Default or Event of Default shall have occurred and is continuing, make any payment with respect to the Pennsylvania Tort Claim Note; or (b)(i) amend, modify, waive or otherwise change, or consent or agree to any amendment, modification, waiver or other change to, any of the terms of the Pennsylvania Tort Claim Note or any other Pennsylvania Tort Claim Document (other than any such amendment, modification, waiver or other change that (x) would not extend the maturity or reduce the amount of any payment of principal thereof or reduce the rate or (y) would extend any date for payment of interest thereon and does not involve the payment of a consent fee) and (ii) amend, supplement or modify, or consent or agree to any amendment, supplement or other modification of, the Exit Facility Agreement in a manner that would amend, supplement or modify the effect of Sections 7.12(i)(B) or Section 7.16 of the Exit Facility Agreement (or any of the defined terms directly or indirectly used therein), to further restrict, relative to the effect of such Sections on the Closing Date, the (x) payments of dividends by any Subsidiary of the Borrower for purposes of paying principal and interest on the Loans or (y) payments and prepayments of the Loans; it being understood that an amendment, supplement or modification of any provision of the Exit Facility Agreement (other than Sections 7.12(i)(B) or Section 7.16 of the Exit Facility Agreement) will not constitute a further restriction under this
Section 6.9(b)(ii) solely by reason of the fact that a breach of any such amended, supplemented or modified provision could result in a default or event of default under the Exit Facility Agreement.

                6.10 Transactions with Affiliates. Enter into any transaction, including any purchase, sale, lease or exchange of property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate (other than the Borrower or any Wholly Owned Subsidiary) unless such transaction is (i)(a) otherwise permitted under this Agreement, (b) in the ordinary course of business of the relevant Group Member, and (c) upon fair and reasonable terms no less favorable to the relevant Group Member than it would obtain in a comparable arm's length transaction with a Person that is not an Affiliate or (ii) described in Schedule 6.10.

                6.11 Sales and Leasebacks. Enter into any arrangement with any Person providing for the leasing by any Loan Party of real or personal property owned by such Loan Party for more than 30 days that has been or is to be sold or transferred by such Loan Party to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of such Loan Party, except any such sale or transfer the Net Cash Proceeds of which are applied to the extent required by
Section 2.5.

                6.12    Swap Agreements. Enter into any Swap Agreement, except
(a) Swap Agreements entered into to hedge or mitigate risks to which any Group Member has actual or anticipated exposure (other than those in respect of Capital Stock) and (b) Swap Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of any Group Member.

                6.13 Changes in Fiscal Periods. Permit the fiscal year of the Borrower to end on a day other than December 31 or change the Borrower's method of determining fiscal quarters.

                6.14 Clauses Restricting Subsidiary Distributions. Enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Loan Party to make Restricted Payments in respect of any Capital Stock of such Subsidiary held by any Group Member in a manner that would limit any Restricted Payment being made to the Borrower to repay the Obligations.

                6.15 Lines of Business. Enter into any significant business, either directly or through any Subsidiary, except for those businesses of the same general type in which the Group Members are engaged on the date of this Agreement or that are reasonably related thereto.

                          SECTION 7. EVENTS OF DEFAULT

                If any of the following events shall occur and be continuing:

                (a) the Borrower shall fail to pay any principal of any Loan when due in accordance with the terms hereof; or the Borrower shall fail to pay any interest on any Loan or any other amount payable hereunder or under any other Loan Document, within three Business Days after any such interest or other amount becomes due in accordance with the terms hereof; or

                (b) any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document or that is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been inaccurate in any material respect on or as of the date made or deemed made; or

                (c) any Loan Party shall default in the observance or performance of any agreement contained in clause (i) or (ii) of Section 5.4(a) (with respect to the Borrower only), Section 5.7(a) or Section 6 of this Agreement, and such default shall continue unremedied for a period of 10 days; or

                (d) any Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section 7), and such default shall continue unremedied for a period of 30 days after (x) notice by Administrative Agent to the Borrower of any such default or (y) any Loan Party has knowledge of such default; or

                (e) any Group Member shall (i) default in making any payment of any principal of any Indebtedness (including any Guarantee Obligation, but excluding the Loans) on the scheduled or original due date with respect thereto; or (ii) default in making any payment of any interest on any such Indebtedness beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; or (iii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or (in the case of any such Indebtedness constituting a Guarantee Obligation) to become payable; provided, that a default, event or condition described in clause (i), (ii) or (iii) of this paragraph
        (e) shall not at any time constitute an Event of Default unless, at such time, one or more defaults, events or conditions of the type described in clauses (i), (ii) and (iii) of this paragraph (e) shall have occurred and be continuing with respect to Indebtedness the outstanding principal amount of which exceeds in the aggregate $10,000,000; or

                (f) (i) any Group Member (other than Waterside Urban Renewal Corporation and Immaterial Non-Loan Parties) shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or any such Group

        Member shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against any such Group Member any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) there shall be commenced against any such Group Member any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) any such Group Member shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or
        (iii) above; or (v) any such Group Member shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

                (g) (i) any Person shall engage in any "prohibited transaction" (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any "accumulated funding deficiency" (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan or any Lien in favor of the PBGC or a Plan shall arise on the assets of any Group Member or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Required Lenders, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, (v) any Group Member or any Commonly Controlled Entity shall, or in the reasonable opinion of the Required Lenders is likely to, incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, a Multiemployer Plan or (vi) any other event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, could, in the sole judgment of the Required Lenders, reasonably be expected to have a Material Adverse Effect; or

                (h) one or more judgments or decrees shall be entered against any Loan Party involving in the aggregate a liability (not paid or fully covered by insurance as to which the relevant insurance company has acknowledged coverage) of $10,000,000 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 30 days from the entry thereof; or

                (i) any of the Security Documents shall cease, for any reason, to be in full force and effect, or any Loan Party or any Affiliate of any Loan Party shall so assert, or any Lien created by any of the Security Documents shall cease to be enforceable and of the same effect and priority purported to be created thereby; or

                (j) the guarantee contained in Section 8 shall cease, for any reason, to be in full force and effect or any Loan Party or any Affiliate of any Loan Party shall so assert; or

                (k) (i) (A) any "person" or "group"(as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), other than Original Holders, shall become, or obtain rights (whether by means or warrants, options or otherwise) to become, the "beneficial owner" (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, of more than 50% of the outstanding common stock of the Borrower and (B) the board of directors of the Borrower shall cease to consist of a majority of Continuing Directors; or (ii) a Specified Change of Control shall occur;

then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (f) above with respect to the Borrower, automatically the Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents shall immediately become due and payable, and (B) if such event is any other Event of Default, with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower, declare the Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents to be due and payable forthwith, whereupon the same shall immediately become due and payable. Except as expressly provided above in this Section 7, presentment, demand, protest and all other notices of any kind are hereby expressly waived by the Borrower.

                              SECTION 8. GUARANTEE

                8.1 Guarantee. (a) Each of the Guarantors hereby, jointly and severally, unconditionally and irrevocably, guarantees to the Administrative Agent, for the ratable benefit of the Lenders and their respective successors, indorsees, transferees and assigns, the prompt and complete payment and performance by the Borrower when due (whether at the stated maturity, by acceleration or otherwise) of the Obligations.

                (b) Anything herein or in any other Loan Document to the contrary notwithstanding, the maximum liability of each Guarantor hereunder and under the other Loan Documents shall in no event exceed the amount which can be guaranteed by such Guarantor under applicable federal and state laws relating to the insolvency of debtors (after giving effect to the right of contribution established in Section 8.2).

                (c) Each Guarantor agrees that the Obligations may at any time and from time to time exceed the amount of the liability of such Guarantor hereunder without impairing the guarantee contained in this Section 8 or affecting the rights and remedies of the Administrative Agent or any Lender hereunder.

                (d) The guarantee contained in this Section 8 shall remain in full force and effect until all the Obligations and the obligations of each Guarantor under the guarantee contained in this Section 8 shall have been satisfied by payment in full.

                (e) No payment made by the Borrower, any of the Guarantors, any other guarantor or any other Person or received or collected by the Administrative Agent or any Lender from the Borrower, any of the Guarantors, any other guarantor or any other Person by virtue of any action or proceeding or any set-off or appropriation or application at any time or from time to time in reduction of or in payment of the Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of any Guarantor hereunder which shall, notwithstanding any such payment (other than any payment made by such Guarantor in respect of the Obligations or any payment received or collected from such Guarantor in respect of the Obligations), remain liable for the Obligations up to the maximum liability of such Guarantor hereunder until the Obligations are paid in full

                8.2 Right of Contribution. Each Guarantor hereby agrees that to the extent that a Guarantor shall have paid more than its proportionate share of any payment made hereunder, such Guarantor shall be entitled to seek and receive contribution from and against any other Guarantor hereunder which has not paid its proportionate share of such payment. Each Guarantor's right of contribution shall be subject to the terms and conditions of Section 8.3. The provisions of this Section 8.2 shall in no respect limit the obligations and liabilities of any Guarantor to the Administrative Agent and the Lenders, and each Guarantor shall remain liable to the Administrative Agent and the Lenders for the full amount guaranteed by such Guarantor hereunder.

                8.3 No Subrogation. Notwithstanding any payment made by any Guarantor hereunder or any set-off or application of funds of any Guarantor by the Administrative Agent or any Lender, no Guarantor shall be entitled to be subrogated to any of the rights of the Administrative Agent or any Lender against the Borrower or any other Guarantor or any collateral security or guarantee or right of offset held by the Administrative Agent or any Lender for the payment of the Obligations, nor shall any Guarantor seek or be entitled to seek any contribution or reimbursement from the Borrower or any other Guarantor in respect of payments made by such Guarantor hereunder, until all amounts owing to the Administrative Agent and the Lenders by the Borrower on account of the Obligations are paid in full. If any amount shall be paid to any Guarantor on account of such subrogation rights at any time when all of the Obligations shall not have been paid in full, such amount shall be held by such Guarantor in trust for the Administrative Agent and the Lenders, segregated from other funds of such Guarantor, and shall, forthwith upon receipt by such Guarantor, be turned over to the Administrative Agent in the exact form received by such Guarantor (duly indorsed by such Guarantor to the Administrative Agent, if required), to be applied against the Obligations, whether matured or unmatured, in such order as the Administrative Agent may determine.

                8.4 Amendments, etc. with respect to the Obligations. Each Guarantor shall remain obligated hereunder notwithstanding that, without any reservation of rights against any Guarantor and without notice to or further assent by any Guarantor, any demand for payment of any of the Obligations made by the Administrative Agent or any Lender may be rescinded by the Administrative Agent or such Lender and any of the Obligations continued, and the Obligations, or the liability of any other Person upon or for any part thereof, or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by the Administrative Agent or any Lender, and this Agreement and the other Loan Documents and any other documents executed and delivered in connection therewith may be amended, modified, supplemented or terminated, in whole or in part, as the Administrative Agent (or the Required Lenders or all Lenders, as the case may be) may deem advisable from time to time, and any collateral security, guarantee or right of offset at any time held by the Administrative Agent or any Lender for the payment of the Obligations may be sold, exchanged, waived, surrendered or released. Neither the Administrative Agent nor any Lender shall have any obligation to protect, secure, perfect or insure any Lien at any time held by it as security for the Obligations or for the guarantee contained in this Section 8 or any property subject thereto.

                8.5 Guarantee Absolute and Unconditional. Each Guarantor waives any and all notice of the creation, renewal, extension or accrual of any of the Obligations and notice of or proof of reliance by the Administrative Agent or any Lender upon the guarantee contained in this Section 8 or acceptance of the guarantee contained in this Section 8; the Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon the guarantee contained in this Section 8; and all dealings between the Borrower and any of the Guarantors, on the one hand, and the Administrative Agent and the Lenders, on the other hand, likewise shall be conclusively presumed to have been had or consummated in reliance upon the guarantee contained in this Section 8. Each Guarantor waives diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon the Borrower or any of the Guarantors with respect to the Obligations. Each Guarantor understands and agrees that the guarantee contained in this Section 8 shall be construed as a continuing, absolute and unconditional guarantee of payment without regard to (a) the validity or enforceability of this Agreement or any other Loan Document, any of the Obligations or any other collateral security therefor or guarantee or right of offset with respect thereto at any time or from time to time held by the Administrative Agent or any Lender, (b) any defense, set-off or counterclaim (other than a defense of payment or performance) which may at any time be available to or be asserted by the Borrower or any other Person against the Administrative Agent or any Lender, or (c) any other circumstance whatsoever (with or without notice to or knowledge of the Borrower or such Guarantor) which constitutes, or might be construed to constitute, an equitable or legal discharge of the Borrower for the Obligations, or of such Guarantor under the guarantee contained in this Section 8, in bankruptcy or in any other instance. When making any demand hereunder or otherwise pursuing its rights and remedies hereunder against any Guarantor, the Administrative Agent or any Lender may, but shall be under no obligation to, make a similar demand on or otherwise pursue such rights and remedies as it may have against the Borrower, any other Guarantor or any other Person or against any collateral security or guarantee for the Obligations or any right of offset with respect thereto, and any failure by the Administrative Agent or any Lender to make any such demand, to pursue such other rights or remedies or to collect any payments from the Borrower, any other Guarantor or any other Person or to realize upon any such collateral security or guarantee or to exercise any such right of offset, or any release of the Borrower, any other Guarantor or any other Person or any such collateral security, guarantee or right of offset, shall not relieve any Guarantor of any obligation or liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of the Administrative Agent or any Lender against any Guarantor. For the purposes hereof "demand" shall include the commencement and continuance of any legal proceedings.

                8.6 Reinstatement. The guarantee contained in this Section 8 shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Obligations is rescinded or must otherwise be restored or returned by the Administrative Agent or any Lender upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower or any Guarantor or any substantial part of its property, or otherwise, all as though such payments had not been made.

                8.7 Payments. Each Guarantor hereby guarantees that payments hereunder will be paid to the Administrative Agent without set-off or counterclaim in Dollars at the Payment Office.

                       SECTION 9. THE ADMINISTRATIVE AGENT

                9.1 Appointment. Each Lender hereby irrevocably designates and appoints the Administrative Agent as the agent of such Lender under this Agreement and the other Loan Documents, and each such Lender irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent.

                9.2 Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys in-fact selected by it with reasonable care.


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

                9.3 Exculpatory Provisions. Neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except to the extent that any of the foregoing are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from its or such Person's own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of any Loan Party a party thereto to perform its obligations hereunder or thereunder. The Administrative Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party.

                9.4 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to the Borrower), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, all Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or, if so specified by this Agreement, all Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.

                9.5 Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless the Administrative Agent has received notice from a Lender, the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a "notice of default". In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all Lenders); provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

                9.6 Non-Reliance on Administrative Agent and Other Lenders. Each Lender expressly acknowledges that neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates have made any representations or warranties to it and that no act by the Administrative Agent hereafter taken, including any review of the affairs of a Loan Party or any affiliate of a Loan Party, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Lender. Each Lender represents to the Administrative Agent that it has,


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

independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Loan Party or any affiliate of a Loan Party that may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or affiliates.

                9.7 Indemnification. The Lenders agree to indemnify the Administrative Agent in its capacity as such (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to their respective Term Percentages in effect on the date on which indemnification is sought under this Section 9.7 (or, if indemnification is sought after the date upon which the Loans shall have been paid in full, ratably in accordance with such Term Percentages immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Administrative Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the Administrative Agent's gross negligence or willful misconduct. The agreements in this Section 9.7 shall survive the payment of the Loans and all other amounts payable hereunder.

                9.8 Administrative Agent in Its Individual Capacity. The Administrative Agent and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Loan Party as though the Administrative Agent were not the Administrative Agent. With respect to its Loans deemed made or renewed by it, the Administrative Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not the Administrative Agent, and the terms "Lender" and "Lenders" shall include the Administrative Agent in its individual capacity.

                9.9 Successor Administrative Agent. The Administrative Agent may resign as Administrative Agent upon 10 days' notice to the Lenders and the Borrower. If the Administrative Agent shall resign as Administrative Agent under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall (unless an Event of Default shall have occurred and be continuing) be subject to approval by the Borrower (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term "Administrative Agent" shall mean such successor agent effective upon such appointment and


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

approval, and the former Administrative Agent's rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans. If no successor agent has accepted appointment as Administrative Agent by the date that is 10 days following a retiring Administrative Agent's notice of resignation, the retiring Administrative Agent's resignation shall nevertheless thereupon become effective, and the Lenders shall assume and perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. After any retiring Administrative Agent's resignation as Administrative Agent, the provisions of this Section 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement and the other Loan Documents.

                            SECTION 10. MISCELLANEOUS

                10.1 Amendments and Waivers. Neither this Agreement, any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this
Section 10.1 or as required by Section 5 of the Intercreditor Agreement. The Required Lenders and each Loan Party to the relevant Loan Document may, or, with the written consent of the Required Lenders, the Administrative Agent (who shall execute amendments, supplements, modifications and waivers if all of the Lenders affected thereby or the Required Lenders, as applicable, have consented to such amendment, modification, supplement or waiver, subject to clause (iv) below) and each Loan Party to the relevant Loan Document may, from time to time, (a) enter into written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Loan Parties hereunder or thereunder or (b) waive, on such terms and conditions as the Required Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall (i) forgive the principal amount or extend the final scheduled date of maturity of any Loan, reduce the stated rate of any interest or fee payable hereunder (except (x) in connection with the waiver of applicability of any post-default increase in interest rates (which waiver shall be effective with the consent of the Required Lenders) and (y) that any amendment or modification of defined terms used in the financial covenants in this Agreement shall not constitute a reduction in the rate of interest or fees for purposes of this clause (i)) or extend the scheduled date of any payment thereof, in each case without the written consent of each Lender directly affected thereby; (ii) eliminate or reduce the voting rights of any Lender under this Section 10.1 without the written consent of such Lender; (iii) reduce any percentage specified in the definition of Required Lenders, consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement and the other Loan Documents, release all or substantially all of the Collateral or release all or substantially all of the Guarantors from their obligations under the Security Documents, in each case without the written consent of all Lenders; or (iv) amend, modify or waive any provision of Section 9 or amend, modify or waive any other provision of any Loan Document in a manner that would increase the responsibilities, liabilities or obligations of the Administrative Agent, in each case without the written consent of the Administrative Agent. Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, the Administrative Agent and all future holders of the Loans. In the case of any waiver, the Loan Parties, the Lenders and the Administrative Agent shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.


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

                10.2 Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three Business Days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received, addressed as follows in the case of any Loan Party and the Administrative Agent, and as set forth in an administrative questionnaire delivered to the Administrative Agent in the case of the Lenders, or to such other address as may be hereafter notified by the respective parties hereto:

                  Loan Party:                c/o GenTek Inc.
                                             90 East Halsey Road
                                             Parsippany, NJ  07054
                                             Attention:  Chief Financial Officer
                                             Telecopy No.:  (973) 515-1997
                                             Attention:  General Counsel
                                             Telecopy No.  (973) 515-3244
                                             with copies to:

                                             Skadden, Arps, Slate, Meagher &
                                             Flom LLP
                                             4 Times Square
                                             New York, NY  10036
                                             Attention:  Charles Fox, Esq.
                                             Telecopy No.:  (917) 777-3498

                  Administrative Agent:      BNY Asset Solutions LLC
                                             600 East Las Colinas Blvd.,
                                             Suite 1300
                                             Irving, TX  75039
                                             Attention:  Risk Management
                                             Telephone:  (972) 401-8500
                                             Telecopy No.:  (972) 401-8554

                                             with a copy to:

                                             BNY Asset Solutions
                                             600 East Las Colinas Blvd.,
                                             Suite 1300
                                             Irving, TX  75039
                                             Attention:  Stephen Jerard
                                             Telephone:  (972) 401-8600
                                             Telecopy No.:  (972) 401-8557

provided that any notice, request or demand to or upon the Administrative Agent or the Lenders shall not be effective until received.

                Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Section 2 unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or any Loan Party may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.


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

                10.3 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

                10.4 Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans.

                10.5 Payment of Expenses and Taxes. Each of the Loan Parties, jointly and severally, agrees (a) to pay or reimburse the Administrative Agent for all its reasonable out-of-pocket costs and expenses incurred in connection with the preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration hereof and of the transactions contemplated hereby and thereby, including the reasonable fees and disbursements of counsel and financial advisors to the Administrative Agent and filing and recording fees and expenses, with statements with respect to the foregoing to be submitted to the Borrower prior to the Closing Date (in the case of amounts to be paid on the Closing
Date) and from time to time thereafter on a periodic basis as the Administrative Agent shall deem appropriate, (b) to pay or reimburse each Lender and the Administrative Agent for all its costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any such other documents, including the fees and disbursements of counsel (including the allocated fees and expenses of in-house counsel) to each Lender and of counsel and financial advisors to the Administrative Agent, (c) to pay, indemnify, and hold each Lender and the Administrative Agent harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other taxes, if any, that may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration hereof and of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents, and (d) to pay, indemnify, and hold each Lender and the Administrative Agent and their respective officers, directors, employees, affiliates, agents and controlling persons (each, an "Indemnitee") harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents and any such other documents, including any of the foregoing relating to the use of proceeds of the Loans or the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of any Group Member or any property at any time owned, leased, or in any way used by any Group Member or any entity for which any of them is alleged to be responsible, and the reasonable fees and expenses of legal counsel in connection with claims, actions or proceedings by any Indemnitee against any Loan Party under any Loan Document (all the foregoing in this clause (d), collectively, the "Indemnified Liabilities"), provided, that the Borrower shall have no obligation hereunder to any Indemnitee with respect to Indemnified Liabilities to the extent such Indemnified Liabilities are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnitee. Without limiting the foregoing, and to the extent permitted by applicable law, each Loan Party agrees not to assert and to cause its Subsidiaries not to assert, and hereby waives and agrees to cause its Subsidiaries to waive, all rights for contribution or any other rights of recovery with respect to all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature, under or related to Environmental Laws, that any of them might have by statute or otherwise against any Indemnitee. All amounts due under this Section 10.5 shall be payable promptly after written demand therefor. Statements payable by Loan Parties pursuant to this Section
10.5 shall be submitted to Chief Financial Officer (Telephone No. (973) 515-0900) (Telecopy No. (973) 515-1997), at the address of the Borrower set forth in Section 10.2, or to such other Person or address as may be hereafter designated by the Borrower in a written notice to the Administrative Agent. The agreements in this Section 10.5 shall survive repayment of the Loans and all other amounts payable hereunder.

                10.6    Successors and Assigns; Participations and Assignments.
(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) no Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by any Loan Party without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this
Section 10.6. No confidential information regarding any Group Member may be provided to any prospective Tranferee unless it has agreed in writing to be bound by Section 10.16.

                (b)     (i) Subject to the conditions set forth in paragraph
(b)(ii) below, any Lender may assign to one or more assignees (each, an "Assignee") all or a portion of its rights and obligations under this Agreement (including all or a portion of the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:

                (A) the Borrower, provided that no consent of the Borrower shall be required for an assignment to a Lender, an affiliate of a Lender, an Approved Fund (as defined below) or, if an Event of Default has occurred and is continuing, any other Person; and

                (B) the Administrative Agent, provided that no consent of the Administrative Agent shall be required for an assignment of all or any portion of a Loan to a Lender, an Affiliate of a Lender or an Approved Fund.

                (ii) Assignments shall be subject to the following additional conditions:

                (A) except in the case of an assignment to a Lender, an affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender's Loans, the amount of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1,000,000 unless each of the Borrower and the Administrative Agent otherwise consent, provided that (1) no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing and (2) such amounts shall be aggregated in respect of each Lender and its affiliates or Approved Funds, if any;

                (B) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; and

                (C) the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an administrative questionnaire.

                For the purposes of this Section 10.6, the term "Approved Fund" has the following meaning:

                "Approved Fund" means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

                (iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) below, from and after the effective date specified in each Assignment and Assumption the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.12, 2.13, 2.14 and 10.5). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 10.6 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section 10.6.

                (iv) The Administrative Agent shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the "Register"). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

                (v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an Assignee, the Assignee's completed administrative questionnaire (unless the Assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section 10.6 and any written consent to such assignment required by paragraph (b) of this Section 10.6, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

                (c) (i) Any Lender may, without the consent of the Borrower or the Administrative Agent, sell participations to one or more banks or other entities (a "Participant") in all or a portion of such Lender's rights and obligations under this Agreement (including all or a portion of the Loans owing to it); provided that (A) such Lender's obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement. Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (1) requires the consent of each Lender directly affected thereby pursuant to the proviso to the second sentence of
Section 10.1 and (2) directly affects such Participant. Subject to paragraph
(c)(ii) of this Section 10.6, the

Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.12, 2.13 and 2.14 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section
10.6. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.7(b) as though it were a Lender, provided such Participant shall be subject to Section 10.7(a) as though it were a Lender.

                (ii) A Participant shall not be entitled to receive any greater payment under Section 2.12 or 2.13 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower's prior written consent. Any Participant that is a Non-U.S. Lender shall not be entitled to the benefits of Section 2.13 unless such Participant complies with Section 2.13(d).

                (d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section 10.6 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or Assignee for such Lender as a party hereto.

                (e) The Borrower, upon receipt of written notice from the relevant Lender, agrees to issue Notes to any Lender requiring Notes to facilitate transactions of the type described in paragraph (d) above.

                (f) Notwithstanding the foregoing, any Conduit Lender may assign any or all of the Loans it may have funded hereunder to its designating Lender without the consent of the Borrower or the Administrative Agent and without regard to the limitations set forth in Section 10.6(b). Each of the Borrower, each Lender and the Administrative Agent hereby confirms that it will not institute against a Conduit Lender or join any other Person in instituting against a Conduit Lender any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding under any state bankruptcy or similar law, for one year and one day after the payment in full of the latest maturing commercial paper note issued by such Conduit Lender; provided, however, that each Lender designating any Conduit Lender hereby agrees to indemnify, save and hold harmless each other party hereto for any loss, cost, damage or expense arising out of its inability to institute such a proceeding against such Conduit Lender during such period of forbearance.

                10.7 Adjustments; Set-off. (a) Except to the extent that this Agreement expressly provides for payments to be allocated to a particular Lender, if any Lender (a "Benefitted Lender") shall receive any payment of all or part of the Obligations owing to it, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 7(f), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of the Obligations owing to such other Lender, such Benefitted Lender shall purchase for cash from the other Lenders a participating interest in such portion of the Obligations owing to each such other Lender, or shall provide such other Lenders with the benefits of any such collateral, as shall be necessary to cause such Benefitted Lender to share the excess payment or benefits of such collateral ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefitted Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.


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

                (b) In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to any Loan Party, any such notice being expressly waived by each Loan Party to the extent permitted by applicable law, upon any amount becoming due and payable by the Borrower or any other Loan Party hereunder (whether at the stated maturity, by acceleration or otherwise), to set off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of the Borrower or any other Loan Party. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such setoff and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such setoff and application.

                10.8 Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent.

                10.9 Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

                10.10 Integration. This Agreement and the other Loan Documents represent the entire agreement of the Loan Parties, the Administrative Agent and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

                10.11 GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

                10.12 Submission To Jurisdiction; Waivers. Each Loan Party hereby irrevocably and unconditionally:

                (a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York, the courts of the United States for the Southern District of New York, and appellate courts from any thereof;

                (b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

                (c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Loan Party at its address set forth in Section 10.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

                (d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

                (e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 10.12 any special, exemplary, punitive or consequential damages.

                10.13 Acknowledgements. Each Loan Party hereby acknowledges that:

                (a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

                (b) neither the Administrative Agent nor any Lender has any fiduciary relationship with or duty to any Loan Party arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between Administrative Agent and Lenders, on one hand, and the Loan Parties, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

                (c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Loan Parties and the Lenders.

                10.14 No Requirement of Lender Signatures. Each Lender listed on Schedule 1.1A shall be a party hereto in accordance with the Plan of Reorganization and, pursuant to the Plan of Reorganization, is bound hereby notwithstanding the failure of any such Lender to execute a signature page hereto.

                10.15 Releases of Guarantees and Liens. (a) Notwithstanding anything to the contrary contained herein or in any other Loan Document, the Administrative Agent is hereby irrevocably authorized by each Lender (without requirement of notice to or consent of any Lender except as expressly required by Section 10.1) to take any action requested by the Borrower having the effect of releasing any Collateral or guarantee obligations (i) to the extent necessary to permit consummation of any transaction not prohibited by any Loan Document or that has been consented to in accordance with Section 10.1, (ii) to the extent required pursuant to the Intercreditor Agreement or (iii) under the circumstances described in paragraph (b) below.

                (b) At such time as the Loans and the other obligations under the Loan Documents shall have been paid in full, the Collateral shall be released from the Liens created by the Security Documents, and the Security Documents and all obligations (other than those expressly stated to survive such termination) of the Administrative Agent and each Loan Party under the Security Documents shall terminate, all without delivery of any instrument or performance of any act by any Person.

                10.16 Confidentiality. Each of the Administrative Agent and the Lenders agree to keep confidential all non-public information provided to it by any Loan Party, the Administrative Agent or any Lender pursuant to or in connection with this Agreement that is designated by the provider thereof as confidential; provided that nothing herein shall prevent the Administrative Agent or any Lender from


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

disclosing any such information (a) to the Administrative Agent, any other Lender or any affiliate thereof, (b) subject to an agreement to comply with the provisions of this Section 10.16, to any actual or prospective Transferee or any direct or indirect counterparty to any Swap Agreement (or any professional advisor to such counterparty), (c) to its employees, directors, agents, attorneys, accountants and other professional advisors or those of any of its affiliates, (d) upon the request or demand of any Governmental Authority, (e) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Requirement of Law, (f) if requested or required to do so in connection with any litigation or similar proceeding, (g) that has been publicly disclosed, (h) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender's investment portfolio in connection with ratings issued with respect to such Lender, or (i) in connection with the exercise of any remedy hereunder or under any other Loan Document. Notwithstanding anything herein to the contrary, any party subject to confidentiality obligations hereunder or under any other related document (and any employee, representative, or other agent of such party) may disclose to any and all Persons, without limitation of any kind, such party's U.S. federal income tax treatment and U.S. federal income tax structure of the transactions contemplated by this Agreement relating to such party and all materials of any kind (including opinions or other tax analyses) that are provided to it relating to such tax treatment and tax structure. However, no such party shall disclose any information relating to such tax treatment or tax structure to the extent nondisclosure is reasonably necessary in order to comply with applicable securities law.

                10.17 WAIVERS OF JURY TRIAL. EACH LOAN PARTY, THE ADMINISTRATIVE AGENT AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.


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

                IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

                                             BORROWER:

                                             GENTEK INC.

                                             By:
                                                --------------------------------
                                                Name:   Matthew R. Friel
                                                Title:  Vice President

                                             GUARANTORS:

                                             GENTEK HOLDING CORPORATION
                                                (formerly known as General
                                                Chemical Corporation)
                                             GENERAL CHEMICAL PERFORMANCE
                                                PRODUCTS LLC
                                             NOMA HOLDING INC.
                                             GENTEK TECHNOLOGIES MARKETING INC.
                                             VIGILANT NETWORKS LLC
                                             BIG T-2 COMPANY LLC
                                             KRONE DIGITAL COMMUNICATIONS INC.
                                             PRINTING DEVELOPMENTS, INC.
                                             KRONE INTERNATIONAL HOLDING INC.
                                             GENERAL CHEMICAL WEST LLC
                                             GENERAL CHEMICAL LLC
                                             FINI ENTERPRISES, INC.
                                             REHEIS, INC.
                                             NOMA CORPORATION
                                             NOMA DELAWARE INC.
                                             BALCRANK PRODUCTS INC.
                                             TOLEDO TECHNOLOGIES INC.
                                             DEFIANCE, INC.
                                             REHEIS HOLDINGS INC.
                                             NOMA O.P., INC.
                                             NOMA TECHNOLOGIES LIMITED
                                                PARTNERSHIP
                                             TOLEDO TECHNOLOGIES MANAGEMENT LLC
                                             DEFIANCE PRECISION PRODUCTS, INC.
                                             HY-FORM PRODUCTS, INC.
                                             DEFIANCE TESTING AND ENGINEERING
                                                SERVICES, INC.
                                             DEFIANCE PRECISION PRODUCTS
                                                MANAGEMENT LLC
                                             DEFIANCE PRECISION PRODUCTS
                                                MANUFACTURING LLC
                                             DEFIANCE KINEMATICS INC.
                                             BINDERLINE DRAFTLINE, INC.
                                             KRONE USA INCORPORATED
                                             KRONE INCORPORATED
                                             KRONE HOLDING INC.

                                             By:
                                                --------------------------------
                                                Name:   Matthew R. Friel
                                                Title:  Vice President

                                             CON-X CORPORATION
                                             KRONE OPTICAL SYSTEMS INC.

                                             By:
                                                --------------------------------
                                                Name:   Kevin O'Connor
                                                Title:  Vice President

                                             TOLEDO TECHNOLOGIES MANUFACTURING
                                              LLC

                                             By:
                                                --------------------------------
                                                Name:
                                                Title:

                                             KRONE HOLDING LLC
                                             By its Sole Member and Manager,
                                                Krone Holding Inc.

                                             By:
                                                --------------------------------
                                                Name:   Matthew R. Friel
                                                Title:  Vice President

                                             ADMINISTRATIVE AGENT:

                                             BNY ASSET SOLUTIONS LLC,
                                             as Administrative Agent

                                             By:
                                                --------------------------------
                                                Name:
                                                Title: